EXHIBIT 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 25, 2017

among

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP,

as the Borrower,

CITIBANK, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

and

The Other Lenders Party Hereto

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

and

BMO CAPITAL MARKETS,

as

Joint Lead Arrangers,

CITIGROUP GLOBAL MARKETS INC.,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as

Joint Bookrunners

BANK OF AMERICA, N.A.

and

BANK OF MONTREAL,

as

Co-Syndication Agents,

and

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION,

REGIONS BANK and RBC CAPITAL MARKETS*,

as

Co-Documentation Agents

*	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its Affiliates.

i

ARTICLE IV.	UNENCUMBERED ASSETS	66

4.01	Initial Unencumbered Assets	66
4.02	Changes in Maximum Available Amount Calculation	66
4.03	Requests for Designations of Unencumbered Assets	67
4.04	Eligibility	67
4.05	Approval of Unencumbered Assets	67
4.06	Liens on Unencumbered Assets	67
4.07	Notice of Admission of New Unencumbered Assets	68
4.08	Removal of Unencumbered Assets and Release of Guarantors	68
4.09	Exclusion Events	69
4.10	Documentation Required with Respect to Unencumbered Assets	69

ARTICLE V.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	70

5.01	Conditions of Initial Credit Extension	70
5.02	Conditions to all Credit Extensions	72

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES	73

6.01	Existence, Qualification and Power	73
6.02	Authorization; No Contravention	73
6.03	Governmental Authorization; Other Consents	73
6.04	Binding Effect	73
6.05	Financial Statements; No Material Adverse Effect	73
6.06	Litigation	74
6.07	No Default	74
6.08	Ownership of Property; Liens	74
6.09	Environmental Compliance	74
6.10	Insurance	74
6.11	Taxes	74
6.12	ERISA Compliance	75
6.13	Subsidiaries; Equity Interests	75
6.14	Margin Regulations; Investment Company Act	75
6.15	Disclosure	76
6.16	Compliance with Laws; Sanctions	76
6.17	Taxpayer Identification Number	76
6.18	Solvency	76
6.19	Perfection and Priority of Security Interests	76
6.20	REIT Status; New York Stock Exchange Listing	76
6.21	EEA Financial Institution	77

ARTICLE VII.	AFFIRMATIVE COVENANTS	77

7.01	Financial Statements	77
7.02	Certificates; Other Information	77
7.03	Notices	79
7.04	Payment of Obligations	80
7.05	Preservation of Existence, Etc.	80
7.06	Maintenance of Properties	80
7.07	Maintenance of Insurance	80
7.08	Compliance with Laws	80
7.09	Books and Records	81
7.10	Inspection Rights	81

7.11	Use of Proceeds	81
7.12	Unencumbered Assets	81
7.13	Subsidiary Guarantor Organization Documents	82
7.14	Additional Guarantors	82
7.15	Environmental Matters	82
7.16	REIT Status; New York Stock Exchange Listing	82
7.17	Compliance with Leases	82
7.18	OFAC	83

ARTICLE VIII.	NEGATIVE COVENANTS	83

8.01	Liens	83
8.02	[Intentionally Omitted.]	84
8.03	Fundamental Changes	84
8.04	Dispositions	84
8.05	Restricted Payments	85
8.06	Change in Nature of Business	85
8.07	Transactions with Affiliates	85
8.08	Burdensome Agreements	85
8.09	Use of Proceeds	86
8.10	Unencumbered Assets	86
8.11	Amendments of Organization Documents	86
8.12	Accounting Changes	87
8.13	Negative Pledge; Indebtedness	87
8.14	Financial Covenants	87
8.15	OFAC	87

ARTICLE IX.	EVENTS OF DEFAULT AND REMEDIES	88

9.01	Events of Default	88
9.02	Remedies Upon Event of Default	90
9.03	Application of Funds	90

ARTICLE X.	ADMINISTRATIVE AGENT	91

10.01	Appointment and Authority	91
10.02	Rights as a Lender	91
10.03	Exculpatory Provisions	91
10.04	Reliance by Administrative Agent	92
10.05	Delegation of Duties	92
10.06	Resignation of Administrative Agent	93
10.07	Non-Reliance on Administrative Agent and Other Lenders	94
10.08	No Other Duties, Etc.	94
10.09	Administrative Agent May File Proofs of Claim	94
10.10	Collateral and Guaranty Matters	95
10.11	Relationship of Administrative Agent and Lenders	95

ARTICLE XI.	MISCELLANEOUS	95

11.01	Amendments, Etc.	95
11.02	Notices; Effectiveness; Electronic Communication	97

11.03	No Waiver; Cumulative Remedies; Enforcement	99
11.04	Expenses; Indemnity; Damage Waiver	99
11.05	Payments Set Aside	101
11.06	Successors and Assigns	102
11.07	Treatment of Certain Information; Confidentiality	106
11.08	Right of Setoff	107
11.09	Interest Rate Limitation	107
11.10	Counterparts; Integration; Effectiveness	107
11.11	Survival of Representations and Warranties	108
11.12	Severability	108
11.13	Replacement of Lenders	108
11.14	Governing Law; Jurisdiction; Etc.	109
11.15	WAIVER OF JURY TRIAL	110
11.16	No Advisory or Fiduciary Responsibility	110
11.17	Electronic Execution of Assignments and Certain Other Documents	111
11.18	USA PATRIOT Act	111
11.19	ENTIRE AGREEMENT	111
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	111
11.21	Judgment Currency.	112

SIGNATURES		S-1

SCHEDULES

1.01(A)	Commitments and Applicable Percentages
1.01(B)	Designated Sale Assets
1.01(C)	Existing Letters of Credit
1.01(D)	Guarantors
1.01(E)	SunChamp Collateral and Florida Collateral
1.01(F)	[Intentionally Omitted]
1.01(G)	[Intentionally Omitted]
1.01(H)	[Intentionally Omitted]
1.01(I)	SunChamp Collateral Assignments
1.01(J)	SunChamp Property Owner Entities
2.01	Existing Interest Periods
4.01	Unencumbered Assets
6.06	Litigation
6.09	Environmental Matters
6.13	Subsidiaries; Equity Interests
6.17	Loan Parties’ Taxpayer Identification Numbers
8.01	Existing Liens
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A-1	Form of Committed Revolving Loan Notice
A-2	Form of Term Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Note (Term Loan Facility)
C-2	Form of Note (Committed Revolving Loan Facility)
D	Form of Compliance Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Administrative Questionnaire
F-1	Opinion Matters (Michigan Counsel)
F-2	Opinion Matters (New York Counsel)
G	Unencumbered Assets Report
H	List of Competitors of the Borrower
I-1	Form of Notice of the Borrower (Removal of Unencumbered Asset)
I-2	Form of Officer’s Certificate (Removal of Unencumbered Asset)
J-1	Form of Guarantor Release
J-2	[Intentionally Omitted]
J-3	Form of Collateral Assignment Release

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of April 25, 2017 among SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (the “Borrower”), each of the Loan Parties from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and BMO CAPITAL MARKETS, as Joint Lead Arrangers, and CITIGROUP GLOBAL MARKETS INC., and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Bookrunners.

WITNESSETH THAT:

(1)    Pursuant to the Existing Credit Agreement (as defined below), the lenders party thereto agreed to extend certain commitments to make certain credit facilities available to the Borrower,

(2)    The Borrower, the Guarantors, the Administrative Agent, and the lenders party to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement to make certain amendments thereto.

NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereto hereby agree to amend and restate the Existing Credit Agreement to read in its entirety as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below: “Additional Term Loan Lender” has the meaning specified in Section 2.16(g).

“Adjusted EBITDA” means EBITDA for the Consolidated Group for the most recently ended period of four fiscal quarters minus the aggregate Annual Capital Expenditure Adjustment.

“Administrative Agent” means Citibank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders, including all funded Commitments in respect of the Term Loan Facility and any Incremental Term Loan Facility.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Annual Capital Expenditure Adjustment” means for each Property, $50 per Site.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Parent or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.18. For the purposes of the definition of “Fronting Exposure” and Sections 2.01(a), 2.04, 2.05, 2.06(a), 2.16(f), 2.18(b) and 2.19, “Applicable Percentage” shall means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments in respect of Committed Revolving Loans represented by such Lender’s Commitment in respect of Committed Revolving Loans at such time, subject to adjustment as provided in Section 2.18. For the purposes of Sections 2.06(a), 2.10(b) and 2.18(b), “Applicable Percentage” shall means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments in respect of Term Loans represented by such Lender’s Commitment in respect of Term Loans at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01(A) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Level	Leverage Ratio	Applicable Rate for Eurodollar Loans/Letter of Credit Fees	Applicable Rate for Base Rate Loans
1	< 40%	1.35%	0.35%
2	≥ 40% but < 45%	1.40%	0.40%
3	≥ 45% but < 50%	1.50%	0.50%
4	≥ 50% but < 55%	1.65%	0.65%
5	≥ 55% but < 60%	1.90%	0.90%
6	≥ 60%	2.20%	1.20%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section and such failure continues for five (5) days, then, upon the request of the Required Lenders, Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect as of the Closing Date shall be determined based upon the Leverage Ratio indicated in the Compliance Certificate delivered on the Closing Date.

Notwithstanding the foregoing, and unless otherwise agreed by the Borrower and the Required Lenders, the interest rates per annum applicable to the Term Loan Facility and any Incremental Term Loan Facility will also be determined based on the pricing grid set forth above, provided that for each pricing level the Applicable Rate per annum with respect to Eurodollar Rate Loans for the Term Loan Facility and any Incremental Term Loan Facility shall be 5 bps lower than the Applicable Rate per annum with respect to Eurodollar Rate Loans set forth in such grid.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, individually and collectively, as the context may require, Citigroup Global Markets Inc., in its capacity as a joint lead arranger and joint bookrunner, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as a joint lead arranger and joint bookrunner, and BMO Capital Markets, in its capacity as a joint lead arranger.

“Arranger Commitment Letter” means the letter agreement, dated as of March 22, 2017, among the Borrower, the Administrative Agent and certain of the Arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted (such acceptance not to be unreasonably withheld) by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a)  1⁄2 of 1% per annum above the Federal Funds Rate, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank in New York, New York, as Citibank’s base rate, and (c) the one-month Eurodollar Rate plus 1.00%.

“Base Rate Committed Revolving Loan” means a Committed Revolving Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a Committed Revolving Borrowing, a Term Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalization Rate” means six and one-half percent (6.50%).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

(b)    the Parent fails at any time to own, directly or indirectly, at least 70% of the Equity Interests of each other Loan Party, free and clear of all Liens (other than any Liens in favor of the Administrative Agent, for the benefit of the Lenders), or ceases to be the general partner of the Borrower or ceases to Control all management and financial decisions of each Loan Party.

(c)    the Borrower fails at any time to own, directly or indirectly, at least 90% of the Equity Interests of each other Loan Party, free and clear of all Liens (other than any Liens in favor of the Administrative Agent, for the benefit of the Lenders).

“Citibank” means Citibank, N.A. and its successors.

“Closing Date” means April 25, 2017.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the SunChamp Collateral and the Florida Collateral.

“Collateral Documents” means the SunChamp Collateral Assignments and the Florida Collateral Assignment.

“Commitment” means, as to each Lender, its obligation to (a) (i) make Committed Revolving Loans to the Borrower pursuant to Section 2.01(a), (ii) purchase participations in L/C Obligations, and (iii) purchase participations in Swing Line Loans, and (b) make Term Loans to the Borrower pursuant to Section 2.01(b), in each case in an aggregate principal amount at any one time outstanding not to exceed the respective amounts set forth opposite such Lender’s name on Schedule 1.01(A) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including, without limitation, Section 2.18).

“Commitment Increase” has the meaning specified in Section 2.16(f).

“Committed Revolving Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and, in the case of Eurodollar Rate Committed Revolving Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Committed Revolving Loan” has the meaning specified in Section 2.01(a).

“Committed Revolving Loan Facility” means, at any time, the aggregate amount of the Lenders’ Commitments in respect of Committed Revolving Loans at such time.

“Committed Revolving Loan Notice” means a notice of (a) a Committed Revolving Borrowing, (b) a conversion of Committed Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Committed Revolving Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor of Borrower” means any Person identified on Exhibit H attached hereto and their respective Affiliates and successors.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consent Request Date” has the meaning specified in Section 11.01.

“Consolidated Group” means the Loan Parties and their consolidated Subsidiaries.

“Construction in Progress” means each formerly unimproved Real Property or portion thereof at which new site improvements have commenced. Site improvements include, but are not limited to, land development, installation of roads, utilities, or other infrastructure developments and the development of new homesites. A Real Property or portion thereof will cease to be classified as “Construction in Progress” on the earlier to occur of (A) the time that such Real Property or portion thereof has an occupancy rate of greater than seventy-five percent (75%), (B) one hundred eighty (180) days after completion of site improvements at such Real Property or portion thereof, or (C) such Real Property or portion thereof has been classified as “Construction in Progress” for more than eighteen (18) months, in which case, if such site improvements are not completed, such Real Property or portion thereof will be classified as unimproved land holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Usage” means, as of any date, the quotient (expressed as a percentage) of (a) the Total Revolving Loan Outstanding on such date, divided by (b) the Aggregate Commitments in respect of the Committed Revolving Loan Facility on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (iii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (v) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided that in each case, neither the reallocation of funding obligations provided for in Section 2.18(a) as a result of a Lender’s being a Defaulting Lender nor the performance by non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a non-Defaulting Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon notification of such determination by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and the Lenders.

“Departing Lender” has the meaning specified in Section 11.13.

“Designated Sale Assets” means those Properties described on Schedule 1.01(B).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means for the Consolidated Group, without duplication, the sum of (a) Net Income of the Consolidated Group, in each case, excluding (i) any non-recurring or extraordinary gains and losses for such period, (ii) any income or gain and any loss in each case resulting from early extinguishment of indebtedness and (iii) any net income or gain or any loss resulting from a swap or other derivative contract (including by virtue of a termination thereof), plus (b) an amount which, in the determination of Net Income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization inclusive of intangibles, all determined in accordance with GAAP for the prior four quarters, plus (c) the Consolidated Group’s pro rata share of the above attributable to interests in Unconsolidated Affiliates, plus (d) non-cash deferred compensation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Property” means Property reasonably acceptable to the Administrative Agent that meets and continues to satisfy each of the following criteria:

(a)    Property types: manufactured home community or recreational vehicle community.

(b)    The Loan Party that owns such Property must be wholly-owned, directly or indirectly, by the Borrower and/or the Parent (or be a subsidiary of the Borrower and/or the Parent that is controlled exclusively by the Borrower and/or the Parent and/or one or more wholly-owned Subsidiaries of the Borrower, including control over operating activities of such Subsidiary and the ability of such Subsidiary to dispose of, pledge or otherwise encumber assets, incur, repay and prepay debt, provide guarantees and pay dividends and distributions in each case without any requirement for the consent of any other party or entity).

(c)    The Loan Party that owns such Property and the Property itself must be located in the United States or in Canada.

(d)    The Property may not be subject to any Liens, negative pledges and/or encumbrances or any restrictions on the ability of the applicable Loan Party to transfer or encumber such Property or income therefrom or proceeds thereof (other than certain permitted Liens, such as those permitted by Section 8.01, Liens to secure the SunChamp Indebtedness, and the Florida Mortgage).

(e)    There may not exist any Lien (other than to secure the Obligations and other than certain permitted Liens such as those permitted by Section 8.01) on any of the Collateral.

(f)    [Intentionally omitted.]

(g)    The Property may not be subject to title defects, survey defects, environmental violations or other defects, which could reasonably be expected to cause a Material Property Event.

(h)    The Loan Party that owns the Property may not incur or otherwise be liable for any Indebtedness other than the Obligations and other Indebtedness permitted to be incurred by Loan Parties hereunder, including the SunChamp Indebtedness and the Florida Indebtedness.

(i)    [Intentionally omitted.]

(j)    [Intentionally omitted.]

(k)    Such other reasonable criteria as reasonably determined by the Administrative Agent upon further due diligence with respect to any Unencumbered Asset, and consistent with recreational vehicle and manufactured home asset class.

For any Property that does not satisfy all the above-listed criteria to be added as an Unencumbered Asset after the Closing Date, the Required Lenders will have ten (10) Business Days from the receipt of historical operating statements and other Property level diligence materials (including without limitation surveys and other third party reports) to approve/disapprove the designation of a Property as an Unencumbered Asset, if any Lender fails to respond during the 10-day period, such Lender shall be deemed to have approved such designation.

Notwithstanding anything set forth above, the Real Property set forth on Schedule 4.01 (which includes the Real Property included as Borrowing Base Assets under and as defined in the Existing Credit Agreement immediately prior to the effectiveness of this Agreement) shall be deemed Eligible Property and Initial Unencumbered Assets for purposes of this Agreement without meeting all qualifications for inclusion of such Real Property as Eligible Property on the date hereof, provided that the ongoing inclusion of such Real Property as Eligible Properties and Unencumbered Assets shall be contingent in each case upon the applicable Loan Party not permitting any new or additional exceptions of such Real Property to meet such criteria for qualification beyond those exceptions that exist on the date hereof.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions applicable to the Loan Parties, their Subsidiaries and their real property and operations, relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Screen Rate determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, or, if for any reason the Screen Rate is not available at such time, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch (or other Citibank branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided, however, that if at any time the Eurodollar Rate calculated as provided above shall be lower than 0% per annum, the Eurodollar Rate shall be deemed to be 0% per annum for the purposes of this Agreement. For purposes of determining the Base Rate, the one-month Eurodollar Rate shall be calculated as set forth in this paragraph utilizing the Screen Rate for a one-month period determined as of approximately 11:00 a.m. (London time) on the applicable date of determination (or on the previous Business Day if such date of determination is not a Business Day).

“Eurodollar Rate Committed Revolving Loan” means a Committed Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Rate Loan” means a Eurodollar Rate Committed Revolving Loan or a Eurodollar Rate Term Loan.

“Eurodollar Rate Reserve Percentage” means, for any Interest Period with respect to a Eurodollar Rate Loan, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Eurodollar Rate Term Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(iii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), including, without limitation, FATCA, or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(iii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Exclusion Event” has the meaning specified in Section 4.09.

“Exclusion Notice” has the meaning specified in Section 4.09.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 19, 2015, as amended, among the Borrower, Citibank, as administrative agent, and a syndicate of lenders.

“Existing L/C Issuer” means Citibank.

“Existing Letters of Credit” means those letters of credit described on Schedule 1.01(C).

“Existing Maturity Date” has the meaning specified in Section 2.15.

“Extension Option” has the meaning specified in Section 2.15.

“Facility” means the Committed Revolving Loan Facility and the Term Loan Facility.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be an analogous rate determined by the Administrative Agent with reference to another commercially available source or sources designated by the Administrative Agent. Notwithstanding the foregoing, if at any time the Federal Funds Rate calculated as provided above shall be lower than 0% per annum, the Federal Funds Rate shall be deemed to be 0% per annum for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter dated as of March 22, 2017 among certain of the Arrangers and the Borrower, as the same may be amended, restated or replaced from time to time and any subsequent letter agreement executed and delivered by the Borrower or an affiliate of the Borrower and to which the Administrative Agent or an Arranger is a party, as the same may be amended, restated or replaced from time to time.

“Fixed Charges” means for the Consolidated Group, without duplication, the sum of (a) Interest Expense, plus (b) scheduled cash principal payments, exclusive of balloon payments, plus (c) dividends and distributions on preferred stock, if any (excluding dividends and distributions with respect to Series A-1 Preferred Units (Kentland), Preferred Units (Aspen) and Series A-3 Preferred Units (Morgan)), plus (d) the Consolidated Group’s pro rata share of the above attributable to interests in Unconsolidated Affiliates, all for the most recently ended period of four fiscal quarters.

“Florida Collateral” means, the “Collateral” as defined in the Florida Collateral Assignment.

“Florida Collateral Assignment” means that certain Collateral Assignment of Mortgage made by the Borrower to the Administrative Agent which collaterally assigns the Florida Mortgage to the Administrative Agent for the benefit of the Lenders.

“Florida Indebtedness” means all indebtedness evidenced by the Florida Note.

“Florida Mortgage” means that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of June 9, 2004, executed by Sun Arbor, in favor of MERS, recorded July 8, 2004, in Book 1940, Page 1296, in the records of Manatee County, Florida, which Florida Mortgage was assigned by MERS to the Borrower pursuant to an Assignment of Mortgage dated December 31, 2015, recorded January 6, 2016, in Book 2602, Page 2354, in the records of Manatee County, Florida.

“Florida Note” means that certain Promissory Note, dated June 9, 2004, executed by Sun Arbor and made payable to the order of Bank of America, N.A. in the original principal amount of $5,280,000.00 (the “Original Florida Note”), which Original Florida Note was endorsed by that certain Allonge, dated December 31, 2015, from Wells Fargo Bank, N.A., as trustee for the registered holders of Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2004-3 to the Borrower, which Original Florida Note was amended and restated by that certain Amended and Restated Promissory Note, dated December 31, 2015, executed by Sun Arbor and made payable to the order of the Borrower in the original principal amount of $4,506,686.54, such Florida Note having an outstanding principal balance as of the date hereof of $4,506,686.54, or, in the case of missing original promissory notes, lost note indemnities.

“Florida Property” means that certain Real Property owned by Sun Arbor located at 405-57th Avenue West, Bradenton, Florida 34207, as more particularly described in the Florida Mortgage.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to the immediately prior twelve month period, the Consolidated Group’s Net Income (or loss), plus depreciation and amortization, inclusive of intangibles and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided. For purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, the Borrower’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, and (b) net income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock, (iv) non-cash charges, or (v) non-recurring charges. For purposes hereof, Funds From Operations shall not include any adjustments for below market ground leases.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable the preparation of the financial statements referred to in Section 6.05(a).

“Governmental Approval” shall mean any authorization, approval, consent, license, concession, ruling, permit, tariff, rate, certification, order, validation, exemption, waiver, variance, opinion of, or registration, filing or recording with, any Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by GAAP. Notwithstanding anything contained herein to the contrary (and for the avoidance of doubt), obligations under customary non-recourse carveout guaranties given in connection with the incurrence of debt for borrowed money shall not be deemed to be Guarantees unless and until a claim for payment has been made thereunder or a Responsible Officer has become aware of any other event giving rise to recourse liability thereunder, at which time such obligations shall be deemed a Guarantee in the amount of such claim or liability. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty, and “Guaranty” means any one of the Guaranties.

“Guarantors” means, collectively, the Parent and each Subsidiary Guarantor, and “Guarantor” means any one of the Guarantors. The initial Guarantors are listed on Schedule 1.01(D).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, excessive moisture, mildew, mold, microbial contamination, microbial growth or other fungi, or biological agents that can or are known to produce mycotoxins or other bioaerosols, such as antigens, bacteria, amoebae and microbial organic compounds or other similar matter, in each case that poses a material risk to human health or the environment, or negatively impacts the value of a Property in any material respect, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“ICC” has the meaning specified in Section 2.04(g).

“ICC Rule” has the meaning specified in Section 2.04(g).

“Improved Land Holdings” means all vacant developed homesites owned by the members of the Consolidated Group other than homesites classified as Construction in Progress whose value shall be determined by taking (a)(1) the net book value of all homesites owned by the members of the Consolidated Group other than homesites classified as Construction in Progress divided by (2) the total number of all homesites owned by the members of the Consolidated Group other than homesites classified as Construction in Progress, multiplied by (b) the total number of such vacant developed homesites other than homesites classified as Construction in Progress.

“Incremental Term Loan Amendment” has the meaning specified in Section 2.16(g)(iii).

“Incremental Term Loan Date” has the meaning specified in Section 2.16(a).

“Incremental Term Loan Facility” has the meaning specified in Section 2.16(a).

“Indebtedness” means, for the Consolidated Group, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties and surety bonds) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)    net obligations under any Swap Contract (exclusive of any obligations secured by cash collateral and Excluded Swap Obligations);

(d)    all obligations to pay the deferred purchase price of property or services;

(e)    capital leases, Synthetic Lease Obligations and Synthetic Debt;

(f)    all obligations to purchase, redeem, retire, defease or otherwise make any cash payment in respect of any Equity Interest, to the extent (i) the holder of such Equity Interest has the right to cause such Equity Interest to be purchased, redeemed, retired, or defeased for cash prior to the Maturity Date (other than by reason of a put option or similar option triggered by a change of control) or (ii) such Equity Interest has a scheduled date prior to the Maturity Date on which a purchase, redemption, retirement, or defeasance for cash must be made, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference, plus accrued and unpaid dividends, if any;

(g)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness has been assumed by the grantor of the Lien or is limited in recourse; and

(h)    all Guarantees in respect of any of the foregoing.

For all purposes hereof, Indebtedness shall include the Consolidated Group’s pro rata share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates, but shall not include any Indebtedness due from any entity which is included in the Consolidated Group to any other entity included in the Consolidated Group. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means all Taxes other than Other Taxes and Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Unencumbered Assets” means the Properties listed on Schedule 4.01, and “Initial Unencumbered Asset” means any one of the Initial Unencumbered Assets.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Expense” means, without duplication, total cash interest expense of the Consolidated Group determined in accordance with GAAP (including for the avoidance of doubt capitalized interest and interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates), all for the most recently ended period of four fiscal quarters.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or (in the case of any Eurodollar Rate Committed Revolving Loan and any Eurodollar Rate Term Loan) converted to or continued as a Eurodollar Rate Loan and ending on the date 7 days or one, two, three, six or (if available from all Lenders) twelve months thereafter, as selected by the Borrower in its Committed Revolving Loan Notice or Term Loan Notice, as applicable:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” means, for the relevant Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) which results from interpolating on a linear basis between:

(i)    the applicable Published Screen Rate for the longest period (for which that Published Screen Rate is available) which is less than the relevant Interest Period; and

(ii)    the applicable Published Screen Rate for the shortest period (for which that Published Screen Rate is available) which exceeds the relevant Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition

(in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) the Existing L/C Issuer, (b) Citibank in its capacity as an issuer of Letters of Credit hereunder, (c) any successor issuer of Letters of Credit hereunder or (d) any other Lender approved as an L/C Issuer by the Administrative Agent and the Borrower.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Party” means any Lender, the Swing Line Lender or any L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day), provided that if a Letter of Credit is Cash Collateralized in accordance with Section 2.17 at least 30 days prior to the Maturity Date the Letter of Credit Expiration Date may be up to one (1) year after the Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.04(h).

“Letter of Credit Sublimit” means an amount equal to ten percent (10%) of the Aggregate Commitments of the Lenders in respect of the Committed Revolving Loans. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments in respect of the Committed Revolving Loans.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness to (b) Total Asset Value.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Security Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, the Arranger Commitment Letter, the Guaranties and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement, in each case, as amended.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Parent or the Borrower, in each case with its respective Subsidiaries, taken as a whole; (B) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Documents; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Documents to which it is a party.

“Material Environmental Event” means, with respect to any Unencumbered Asset, (a) a violation of any Environmental Law with respect to such Unencumbered Asset, or (b) the presence of any Hazardous Materials on, about, or under such Unencumbered Asset that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could reasonably be expected to have a Material Property Event.

“Material Indebtedness” has the meaning specified in Section 9.01(e).

“Material Property Event” means, with respect to any Unencumbered Asset, the occurrence of any event or circumstance occurring or arising after the date of this Agreement that could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Unencumbered Asset, (b) material adverse effect on the value of such Unencumbered Asset, or (c) material adverse effect on the ownership of such Unencumbered Asset.

“Maturity Date” means the later of (a) April 25, 2021 and (b) if maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Available Amount” means, at any date of determination, with respect to the making of any Loan or the issuance or renewal of any Letter of Credit, the maximum principal amount available under the Facility equal to the lesser of (i) the aggregate Commitments, and (ii) the maximum principal amount under the Facility that would permit the Borrower to maintain pro forma compliance with all financial covenants in this Agreement immediately after the funding of the applicable Loan or the issuance or renewal of the applicable Letter of Credit.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware stock corporation.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Income” means the net income (or loss) of the Consolidated Group for the subject period; provided, however, that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary of the Parent during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such Subsidiary during such period, except that the Parent’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary of the Parent, except that the Parent’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a Subsidiary thereof as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary of the Parent, such Subsidiary is not precluded from further distributing such amount to the Parent as described in clause (b) of this proviso).

“Net Operating Income” means for any Real Property and rental units for any period, an amount equal to (a) the aggregate gross revenues from the operations of such Real Property and the rental of such rental units during such period (including any expense reimbursements received from tenants of rental units), minus (b) the sum of all expenses and other proper charges incurred in connection with the operation of such Real Property and rental units during such period (including accruals for real estate taxes and insurance, but excluding any management fees actually paid in cash, debt service charges, income taxes, state taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP. For purposes of calculating the aggregate Net Operating Income, no more than fifteen percent (15%) of the aggregate Net Operating Income for the Real Property and rental units may be derived from rental units, with any excess over such limit being deducted from the aggregate Net Operating Income.

“Non-Consenting Lender” has the meaning specified in Section 11.01.

“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions to nonrecourse liability, such as fraud, misapplication of funds and environmental indemnities, and customary exceptions which trigger recourse for payment of the entire indebtedness, such as bankruptcy, insolvency, receivership or other similar events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1 with respect to the Term Loan Facility and Exhibit C-2 with respect to the Committed Revolving Loan Facility.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, or any Swap Contract with a Swap Bank, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that in no event shall the Obligations of the Loan Parties under the Loan Documents include any Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 6.16.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” shall have the meaning assigned to such term in Section 11.21(a).

“Other Currency” shall have the meaning assigned to such term in Section 11.21(a).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Revolving Loans, Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans, Term Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” means Sun Communities, Inc., a Maryland corporation.

“Parent Guaranty” means the Guaranty executed by the Parent in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to the Administrative Agent.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Distributions” means (a) for the Borrower for any fiscal year of the Borrower, Restricted Payments in an amount not to exceed in the aggregate the greater of (i) 95% of Funds From Operations, calculated on a trailing twelve month basis, and (ii) the sum of (A) the amount of dividends and distributions required to be paid by the Parent in order for it to (x) maintain its REIT status for federal or state income tax purposes and (y) avoid the payment of federal or state income or excise tax, plus (B) corresponding pro rata distributions to the Limited Partners of the Borrower; provided, however, that (1) during an Event of Default under Section 9.01(a), dividends and distributions by the Borrower to the Parent, with corresponding pro rata distributions to the Limited Partners of the Borrower, and by the Parent to its shareholders, shall only be permitted up to the minimum amount needed to maintain the REIT status as a REIT for federal and state income tax purposes, and (2) notwithstanding the preceding clause (1), no Restricted Payments will be permitted following acceleration of amounts owing hereunder or during the existence of an Event of Default under Section 9.01(f).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Preferred Units (Aspen)” has the meaning ascribed to the term “Preferred OP Units” in Section 3.3 of the Borrower’s Second Amended and Restated Limited Partnership Agreement, as amended, which class of Units was initially created by such Second Amended and Restated Limited Partnership Agreement and the terms of which have been subsequently modified by Amendments No. 146, 204 and 257 to Borrower’s Second Amended and Restated Limited Partnership Agreement.

“Property” means any Real Property which is owned, directly or indirectly, by a Loan Party.

“Property Information” has the meaning specified in Section 4.03.

“Property Owners” means, collectively, each Subsidiary which owns an Unencumbered Asset and “Property Owner” means any one of the Property Owners.

“Public Lender” has the meaning specified in Section 7.02.

“Purchasing Lender” has the meaning specified in Section 2.16(f).

“Real Property” of any Person means all of the right, title, and interest of such Person in and to land, improvements, and fixtures.

“RC Assigned Rights and Obligations” has the meaning specified in Section 2.19(a).

“RC Purchasing Bank” has the meaning specified in Section 2.19(a).

“RC Selling Bank” has the meaning specified in Section 2.19(a).

“Recourse Indebtedness” means Indebtedness for borrowed money other than Non-Recourse Indebtedness.

“Register” has the meaning specified in Section 11.06(c).

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Related Collateral Deliverables” means, with respect to either the SunChamp Collateral Assignments or the Florida Collateral Assignment, (1) the SunChamp Notes and the Florida Note and allonges thereto executed in blank and (2) collateral assignments of the SunChamp Collateral and the Florida Collateral, together with UCC financing statements for such assignments to be filed in all filing offices that the Administrative Agent may reasonably require; in each case in form and substance reasonably acceptable to the Administrative Agent.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender” means an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Revolving Loans, a Committed Revolving Loan Notice, (b) with respect to a Borrowing or continuation of Term Loans, a Term Loan Notice, (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having at least 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate at least 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president – finance, vice president – finance, treasurer or senior vice president of finance of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Sanctions” has the meaning specified in Section 6.16.

“Screen Rate” means, for any Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”) for deposits in Dollars (for delivery on the first day of such Interest Period) for a term equivalent to such Interest Period as published by Reuters or another commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time in place of Reuters (the “Published Screen Rate”); provided, however, that if the Published Screen Rate is not available for a period corresponding to the relevant Interest Period but is available for other periods, then “Screen Rate” shall mean the Interpolated Rate.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means for any Person, Indebtedness of such Person that is secured by a Lien.

“Secured Recourse Indebtedness” means for any Person, Recourse Indebtedness of such Person that is secured by a Lien, which shall exclude collateralized receivables (except to the extent that any recourse obligation in respect of such collateralized receivables has been triggered and a demand for payment has been made by the applicable third party lender).

“Security Documents” means:

(a)    [intentionally omitted];

(b)    the SunChamp Collateral Assignments;

(c)    the Florida Collateral Assignment;

(d)    financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral; and

(e)    all other agreements, documents, and instruments securing the Obligations or any part thereof, as shall from time to time be executed and delivered by the Borrower, Subsidiary Guarantors, or any other Person in favor of the Administrative Agent, for the benefit of the Lenders.

“Selling Lender” has the meaning specified in Section 2.16(f).

“Series A-1 Preferred Units (Kentland)” has the meaning ascribed to the term “Series A-1 Preferred Units” in Section 18 of the Borrower’s Second Amended and Restated Limited Partnership Agreement, as amended, which series of Units was initially created by Amendment No. 275 to the Borrower’s Second Amended and Restated Limited Partnership Agreement.

“Series A-3 Preferred Units (Morgan)” has the meaning ascribed to the term “Series A-3 Preferred Units” in Section 20 of the Borrower’s Second Amended and Restated Limited Partnership Agreement, as amended, which series of Units was initially created by Amendment No. 287 to the Borrower’s Second Amended and Restated Limited Partnership Agreement.

“Site” means a pad leased or to be leased to an individual on which such individual places a single manufactured home or recreational vehicle.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, all Subsidiaries that execute the Subsidiary Guaranty as of the date of this Agreement or pursuant to a counterpart signature page or joinder to the Subsidiary Guaranty in the future in accordance with Section 7.14 of this Agreement and “Subsidiary Guarantor” means any one of the Subsidiary Guarantors.

“Subsidiary Guaranty” means the Guaranty executed by each Subsidiary Guarantor in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to the Administrative Agent.

“Substitute Rate” shall have the meaning assigned to such term in Section 3.04.

“Sun Arbor” means Sun Arbor Terrace LLC, a Michigan limited liability company.

“SunChamp Collateral” means, at any time, the “Collateral” as defined in the SunChamp Collateral Assignments, which shall include, without limitation, those loan documents identified on Schedule 1.01(E).

“SunChamp Collateral Assignments” means those collateral assignments listed on Schedule 1.01(I).

“SunChamp Indebtedness” means all indebtedness evidenced by the SunChamp Collateral.

“SunChamp Notes” means the original promissory notes evidencing the SunChamp Indebtedness, or, in the case of any missing original promissory notes, lost note indemnities.

“SunChamp Properties” means all Real Property owned by any of the SunChamp Property Owner Entities.

“SunChamp Property Owner Entities” means each of the entities listed on Schedule 1.01(J).

“Swap Bank” means a Lender or an Affiliate of a Lender in its capacity as a party to a Swap Contract with a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means Citibank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to ten percent (10%) of the Aggregate Commitments of the Lenders in respect of the Committed Revolving Loans. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments in respect of the Committed Revolving Loans.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means for the Consolidated Group as of any date of determination, (a) total equity on a consolidated basis determined in accordance with GAAP; plus (b) all redeemable, exchangeable and/or convertible preferred units or preferred stock, provided, such redemption rights are exercisable with respect to such securities after the Maturity Date; minus (c) all intangible assets on a consolidated basis determined in accordance with GAAP (exclusive of the intangible asset value attributable to in-place leases acquired in connection with an acquisition which is shown on the balance sheet), plus (d) all depreciation and amortization determined in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TL Assigned Rights and Obligations” has the meaning specified in Section 2.19(b).

“TL Purchasing Bank” has the meaning specified in Section 2.19(b).

“TL Selling Bank” has the meaning specified in Section 2.19(b).

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Term Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

“Term Loan Facility” means, at any time, the aggregate amount of the Lenders’ Commitments in respect of Term Loans at such time, including each Incremental Term Loan Facility.

“Term Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Term Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-2.

“Total Asset Value” means at any time for the Consolidated Group, without duplication, the sum of the following: (a) for all Real Property assets and rental units owned by the Consolidated Group for the entire most recently ended period of four fiscal quarters (other than Construction in Progress), an amount equal to (x) Net Operating Income for the most recently ended period of four fiscal quarters for such Real Property assets and rental units, divided by (y) the Capitalization Rate, plus (b) for all Real Property assets and rental units owned by the Consolidated Group for less than the entire most recently ended period of four fiscal quarters (other than Construction in Progress), an amount equal to (x) the greater of (1) the aggregate acquisition cost of such assets and rental units and (2) Net Operating Income of such assets and rental units for the most recently ended fiscal quarter times four, divided by (y) the Capitalization Rate, plus (c) the aggregate book value of all Improved Land Holdings and unimproved land holdings, other than Construction in Progress, plus (d) for all rental units owned by the Consolidated Group that are being held for sale or lease and which would have no value attributed to them on account of clauses (a) through (c) above, an amount equal to the aggregate book value of such rental units, plus (e) the aggregate book value of mortgage or mezzanine loans, notes receivable and/or Construction in Progress owned by the Consolidated Group, plus (f) the Consolidated Group’s pro rata share of the foregoing items and components attributable to interests in Unconsolidated Affiliates, plus (g) unrestricted cash and cash equivalents; provided, however, that the portion of Total Asset Value attributable to (i)(v) unimproved land holdings, (w) Construction in Progress holdings, (x) Unconsolidated Affiliates and non-wholly owned Subsidiaries, (y) Real Property assets that are not manufactured home communities or recreational vehicle communities properties, and (z) mortgages, mezzanine loans and notes receivable (provided that all collateralized receivables (within the meaning of GAAP) shall be subject to the limitation set forth in clause (ii) below) shall not exceed in the aggregate twenty percent (20%) of Total Asset Value, and (ii) all collateralized receivables (within the meaning of GAAP) shall not exceed twenty percent (20%) of Total Asset Value, with any excess in each case excluded from such calculation. For the avoidance of doubt, Net Operating Income attributable to all such Real Property assets and rental units that were sold or otherwise disposed of during any period of calculation shall be excluded from the calculation of Total Asset Value.

“Total Indebtedness” means all Indebtedness of the Consolidated Group determined on a consolidated basis.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Loan Outstanding” means the aggregate Outstanding Amount of all Loans and all L/C Obligations in respect of the Committed Revolving Loan Facility.

“Total Secured Indebtedness” means all Secured Indebtedness of the Consolidated Group determined on a consolidated basis.

“Total Unencumbered Cash Flow” means at any time, the Unencumbered Pool NOI for all Unencumbered Assets, minus an amount equal to the paid management fees in respect of all Unencumbered Assets annualized.

“Total Unsecured Indebtedness” means all Indebtedness of the Consolidated Group (other than Total Secured Indebtedness) determined on a consolidated basis.

“Type” means its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” has the meaning specified in Section 2.04(g).

“UCP 600” has the meaning specified in Section 2.04(g).

“Unconsolidated Affiliate” means an affiliate of the Borrower whose financial statements are not required to be consolidated with the financial statements of the Borrower in accordance with GAAP.

“Unencumbered Asset” means a Property, a SunChamp Property or the Florida Property that is designated as an Unencumbered Asset by the Borrower and is an Eligible Property.

“Unencumbered Asset Report” means a report in substantially the form of Exhibit G (or such other form approved by the Administrative Agent) certified by a Responsible Officer of the Borrower.

“Unencumbered Debt Yield” means, at any time, the aggregate Total Unencumbered Cash Flow divided by the Total Unsecured Indebtedness.

“Unencumbered Pool NOI” means, at any time with respect to any Real Property asset owned by any Person or rental unit owned by any Person and located on a Real Property asset that is an Unencumbered Asset, (i) if owned for at least twelve (12) months, the Net Operating Income derived from such Real Property asset or rental unit for the trailing twelve months; (ii) if owned for at least one fiscal quarter but less than twelve months (and the Borrower has not made the election set forth in clause (iv) of this paragraph), the Net Operating Income derived from such Real Property asset or rental unit for the most recent fiscal quarter times four; (iii) if owned for less than one fiscal quarter (and Borrower has not made the election set forth in clause (iv) of this paragraph), the Net Operating Income derived from such Real Property asset or rental unit for most recent quarter of historical financials times four; and (iv) if owned for less than twelve (12) months, at the Borrower’s election (absent which election clause (ii) or (iii) shall apply, as applicable), the Net Operating Income derived from such real property asset or rental unit for the trailing twelve (12) months. For the avoidance of doubt, the Net Operating Income of a real property asset or rental unit that is sold by a Person within the trailing twelve months will be excluded in calculating Unencumbered Pool NOI. In no event shall the Unencumbered Pool NOI for any Unencumbered Asset or rental unit be less than zero. For the purposes of calculating Unencumbered Pool NOI:

(a)    no single Unencumbered Asset may account for greater than twenty percent (20%) of the aggregate Unencumbered Pool NOI, with any excess over such limit being deducted from the aggregate Unencumbered Pool NOI;

(b)    no more than thirty-five percent (35%) of the aggregate Unencumbered Pool NOI may be in respect of Unencumbered Assets that are located in any one metropolitan statistical area as defined by the U.S. Office of Management and Budget or any one census metropolitan area as defined by Statistics Canada, with any excess over such limit being deducted from the aggregate Unencumbered Pool NOI;

(c)    no more than forty-five percent (45%) of the aggregate Unencumbered Pool NOI may be from Net Operating Income derived from recreational vehicle sites with any excess over such limit being deducted from the aggregate Unencumbered Pool NOI;

(d)    no more than fifteen percent (15%) of the aggregate Unencumbered Pool NOI may be from Net Operating Income derived from rental units with any excess Net Operating Income derived from rental units over such limit being deducted from the aggregate Unencumbered Pool NOI; and

(e)    no more than ten percent (10%) of the aggregate Unencumbered Pool NOI may be from Net Operating Income derived from properties located in Canada with any excess Net Operating Income derived from such properties over such limit being deducted from the aggregate Unencumbered Pool NOI.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Unused Rate” means the following percentages per annum based upon the Daily Usage as set forth below:

Daily Usage	Unused Rate
<50%	0.30%
>50%	0.20%

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv)

all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms. All accounting terms not specifically or completely defined herein and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as applied in a manner consistent with that used in preparing the Audited Financial Statements notwithstanding any subsequent changes in GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Committed Revolving Loans; Term Loans. (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment in respect of Committed Revolving Loans; provided, however, that after giving effect to any Committed Revolving Borrowing, (i) the Total Outstandings shall not exceed the Maximum Available Amount, and (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender, plus such

Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment in respect of the Committed Revolving Loans. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.06, and reborrow under this Section 2.01(a). Committed Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)    Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each such loan, a “Term Loan”) to the Borrower on the Closing Date, in an amount equal to such Lender’s Commitment in respect of Term Loans. Subject to the other terms and conditions hereof, the Borrower may prepay Term Loans under Section 2.06. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. No Term Loan may be readvanced or reborrowed hereunder following its repayment or prepayment.

(c)    Notwithstanding anything to the contrary contained in Sections 2.02(a) or 2.09, as of the Closing Date, each Loan referred to on Schedule 2.01 shall be a Eurodollar Rate Loan bearing interest at the Eurodollar Rate in effect immediately prior to the Closing Date plus the Applicable Rate (as defined herein) and shall have an Interest Period ending on the applicable date set forth in Schedule 2.01. From and after the applicable date set forth on Schedule 2.01, each such Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Committed Revolving Loans and Term Loans.

(a)    Each Committed Revolving Borrowing, each Term Loan Borrowing, each conversion of Committed Revolving Loans or Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days (except with respect to the initial Credit Extension hereunder, in which case two Business Days) prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Revolving Loan Notice or Term Loan Notice, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of (i) $2,000,000 or a whole multiple of $500,000 in excess thereof, in respect of Committed Revolving Loans and (ii) $25,000,000 or a whole multiple of $500,000 in excess thereof, in respect of Term Loans. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of (i) $100,000 or a whole multiple of $100,000 in excess thereof, in respect of Committed Revolving Loans and (ii) $25,000,000 or a whole multiple of $100,000 in excess thereof, in respect of Term Loans. Each Committed Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Revolving Borrowing, a conversion of Committed Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Committed Revolving Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Revolving Loans to be borrowed, converted or continued, (iv) the Type of Committed Revolving Loans to be borrowed or to which existing Committed Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. Each Term Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Term Loan Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Term Loans, (B) the requested date of the

Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Term Loans to be borrowed, converted or continued, (D) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Revolving Loan Notice or Term Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Revolving Loan Notice or Term Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Revolving Loan Notice or Term Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Committed Revolving Loans or Term Loans, as applicable, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection (a). In the case of a Committed Revolving Borrowing or Term Loan Borrowing, each Lender shall make the amount of its Committed Revolving Loan or Term Loan, as applicable, available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Revolving Loan Notice or Term Loan Notice, as applicable. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent on the requested date of Borrowing as set forth in the Committed Revolving Loan Notice or Term Loan Notice, as applicable, either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Revolving Loan Notice or Term Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the rate publicly announced by Citibank as its base rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to Loans.

2.03    [Intentionally Omitted.]

2.04    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; (B) the Existing L/C Issuer shall act as the L/C Issuer in respect of the Existing Letters of Credit; and (C) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Maximum Available Amount, (y) the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment in respect of Committed Revolving Loans, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)    No L/C Issuer shall issue any Letter of Credit, if:

(A)    except as otherwise provided in Section 2.04(b)(iii) the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)    No L/C Issuer shall issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder)

not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)    the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)    the Letter of Credit is to be denominated in a currency other than Dollars;

(D)    any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion, or

(E)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit

Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices, and such L/C Issuer shall give the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or e-mail. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if an Event of Default is continuing hereunder.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments in respect of Committed Revolving Loans and the conditions set forth in Section 5.02 (other than the delivery of a Committed Revolving Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of an L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount on (i) the Business Day on which demand therefor is made, provided that notice of such demand is given not later than 11:00 a.m. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)    Until each Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse any L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)    Each Lender’s obligation to make Committed Revolving Loans or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Revolving Loan included in the relevant Committed Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned and is returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its reasonable discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document, or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iv)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v)    any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vi)    any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid. Notwithstanding the foregoing, the Borrower shall not be precluded from asserting any claim for direct damages suffered by the Borrower in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit, provided any liability of such L/C Issuer shall be subject to the determination by a court of competent jurisdiction by final and nonappealable judgment that such direct damages resulted from the gross negligence or willful misconduct of such L/C Issuer.

(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Administrative Agent, any L/C Issuer, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Administrative Agent, any L/C Issuer, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the Borrower agrees that each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (2007 Revision) (the “UCP 600”) or, at such L/C Issuer’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at such L/C Issuer’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). The L/C Issuer’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof. The Borrower agrees that for matters not addressed by the chosen ICC Rule, the Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at the Borrower’s request, the Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, no L/C Issuer shall be liable for any payment, cost, expense or loss resulting from any action or inaction taken by such L/C Issuer if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing the Letter of Credit.

(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Committed Revolving Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)    Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Independence. The Borrower acknowledges that the rights and obligations of any L/C Issuer under each Letter of Credit issued by it are independent of the existence, performance or nonperformance of any contract or arrangement underlying the Letter of Credit, including contracts or arrangements between such L/C Issuer and the Borrower and between the Borrower and the beneficiary of the Letter of Credit. No L/C Issuer shall have any duty to notify the Borrower of its receipt of a demand or a draft, certificate or other document presented under a Letter of Credit or of its decision to honor such demand. Such L/C Issuer may, without incurring any liability to the Borrower or impairing its entitlement to reimbursement under this Agreement, honor a demand under a Letter of Credit despite notice from the Borrower of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of the Letter of Credit or any other Person. No L/C Issuer shall have any duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Letter of Credit. No L/C Issuer shall have any duty to seek any waiver of discrepancies from the Borrower, or any duty to grant any waiver of discrepancies that the Borrower approves or requests. Except to the extent provided in the applicable Letter of Credit, no L/C Issuer shall have any duty to extend the expiration date or term of a Letter of Credit or to issue a replacement Letter of Credit on or before the expiration date of a Letter of Credit or the end of such term.

2.05    Swing Line Loans.

(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment in respect of Committed Revolving Loans; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment in respect of Committed Revolving Loans, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds. If such notice is received after 1:00 p.m. on the requested borrowing date, then the Swing Line Lender shall use best efforts to make the amount of its Swing Line Loan available to the Borrower by 10:00 a.m. on the following Business Day, to be disbursed in the manner set forth above.

(c)    Refinancing of Swing Line Loans.

(i)    The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments in respect of Committed Revolving Loans and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Revolving Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Revolving Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Revolving Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Committed Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Revolving Loan included in the relevant Committed Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Lender’s obligation to make Committed Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)    Repayment of Participations.

(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Revolving Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06    Prepayments.

(a)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Revolving Loans or Term Loans in whole or in part (without premium or penalty); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage, in respect of Committed Revolving Loans or Term Loans, as applicable, of such prepayment. Unless the Borrower revokes such notice at least one (1) Business Day prior to the specified prepayment date, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of Committed Revolving Loans or Term Loans, as applicable.

(b)    The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)    If for any reason the Total Outstandings at any time exceed the Maximum Available Amount then in effect, the Borrower shall within three (3) Business Days after notice from the Administrative Agent (i) prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Maximum Available Amount then in effect and/or (ii) comply with the requirements described in Article IV to add one or more additional Unencumbered Assets in accordance with Article IV such that Total Outstandings no longer exceed the Maximum Available Amount then in effect.

2.07    Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, provided, however, the Borrower may revoke such notice prior to the scheduled date of termination or reduction, (ii) such notice shall state whether the termination or reduction relates to Committed Revolving Loans or Term Loans, (iii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iv) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (v) if, after giving effect to any reduction of the Aggregate Commitments in respect of Committed Revolving Loans, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments in respect of Committed Revolving Loans, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage in respect of Committed Revolving Loans or Term Loans, as applicable. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08    Repayment of Loans.

(a)    The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

(b)    The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date seven (7) Business Days after such Loan is made and (ii) the Maturity Date.

2.09    Interest.

(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    (i) If any amount of principal of any Loan is not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    While any Event of Default exists pursuant to Section 9.01(a)(i) or 9.01(f), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Upon the request of the Required Lenders, while any other Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(v)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.04:

(a)    Unused Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage in respect of the Committed Revolving Loans, an unused fee equal to the applicable Unused Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.18. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The unused fee shall be calculated quarterly in arrears, and if there is any change in the Daily Usage during any quarter, the actual daily amount shall be computed and multiplied by the Unused Rate separately for each period during such quarter that such Unused Rate was in effect.

(b)    [Intentionally Omitted.]

(c)    Other Fees.

(i)    The Borrower shall pay to the Arrangers, the Lenders and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Arranger Commitment Letter and the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.11(b), such Lender shall provide the Borrower with written notice specifying in reasonable detail the additional amount required to fully compensate such Lender for such additional amounts. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Lender to the Borrower shall be conclusive absent manifest error. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.04(c)(iii), 2.04(h) or 2.09(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.12    Evidence of Debt.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.

The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, but shall not be required to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, but shall not be required to, distribute to the Lenders or any L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14    Sharing of Payments by Lenders. (a) If, prior to the occurrence and continuation of an Event of Default, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein in respect of the applicable Facility, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans, if any, of the other Lenders in the same Facility, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in the same Facility ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them in respect of such Facility, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any member of the Consolidated Group (as to which the provisions of this Section shall apply).

(b)    If, following the occurrence and during the continuation of an Event of Default, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Applicable Percentage as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans, if any, of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on all of their respective Loans and other amounts owing them, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any member of the Consolidated Group (as to which the provisions of this Section shall apply).

(c)    Each Loan Party consents to Sections 2.14(a) and (b) and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.15    Extension of Maturity Date. Subject to the provisions of this Section 2.15, the Borrower shall have the option to extend the Maturity Date then in effect hereunder (the “Existing Maturity Date”), for up to two 6-month periods from the Existing Maturity Date (each, an “Extension Option”), subject to the satisfaction of each of the following conditions:

(a)    At least thirty (30) days and not more than ninety (90) days prior to the Existing Maturity Date the Borrower shall notify the Administrative Agent of its exercise of the applicable Extension Option;

(b)    As of the date of the Borrower’s request to exercise the applicable Extension Option and as of the Existing Maturity Date no Default shall have occurred and be continuing;

(c)    The Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Maturity Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01, and (B) no Default exists;

(d)    In respect of the second Extension Option, the Borrower shall have timely exercised the first Extension Option in accordance with this Section 2.15;

(e)    No later than the Existing Maturity Date the Borrower shall have paid to the Administrative Agent (for the pro rata benefit of the Lenders) an extension fee in the amount of 0.075% of the then Aggregate Commitments; and

(f)    The Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in connection with such extension.

The Administrative Agent shall promptly notify each Lender of such extension request.

2.16    Increase in Commitments.

(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Administrative Agent and the Lenders agree that the Borrower may from time to time, request an increase to the Commitments by an amount (for all such requests) not exceeding $350,000,000 in the aggregate; provided that (i) in no event shall the aggregate amount of the Commitments at any time exceed $1,000,000,000, (ii) any such request for an increase shall be in a minimum amount of $10,000,000, and (iii) the Borrower may request (but not more than once) that a portion of the available increase in Commitments be structured as a single incremental term loan (the “Incremental Term Loan Facility”) as provided in Section 2.16(g) to be effective as of a date that is at least one (1) year prior to the Existing Maturity Date then in effect (the “Incremental Term Loan Date”) as specified in the related notice to the Administrative Agent. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not such Lender agrees, in its sole discretion, to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. In no event shall any Lender be required to increase its Commitment in respect of Committed Revolving Loans or to participate in an Incremental Term Loan Facility.

(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and provide a revised Schedule 1.01(A).

(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (B) no Default exists.

(f)    On the Increase Effective Date, to the extent the Committed Revolving Loans then outstanding and owed to any Lender immediately prior to the effectiveness of the increase in the Aggregate Commitments (the “Commitment Increase”) shall be less than such Lender’s Applicable Percentage (calculated immediately following the effectiveness of such Commitment Increase) of all Committed Revolving Loans then outstanding and owed to all Lenders (each such Lender, including any additional Eligible Assignee that becomes a Lender pursuant to a joinder agreement in accordance with clause (c) above, a “Purchasing Lender”), then such Purchasing Lender, without executing an Assignment and Assumption, shall be deemed to have purchased an assignment of a pro rata portion of the Committed

Revolving Loans then outstanding and owed to each Lender that is not a Purchasing Lender (a “Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Committed Revolving Loans outstanding and owed to each Lender shall equal such Lender’s Applicable Percentage (calculated immediately following the effectiveness of the Commitment Increase on the Increase Effective Date) of all Committed Revolving Loans then outstanding and owed to all Lenders. The Administrative Agent shall calculate and notify each applicable Lender of the net amount to be paid by each Purchasing Lender and received by each Selling Lender in connection with the assignments effected hereunder on the Increase Effective Date. Each Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 p.m. (New York time) on the Increase Effective Date. The Administrative Agent shall distribute on the Increase Effective Date the proceeds of such amount to each of the Selling Lenders entitled to receive such payments at its Lending Office. If in connection with the transactions described in this Section 2.16(f) any Lender shall incur any losses, costs or expenses of the type described in Section 3.05, then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses reasonably incurred.

(g)    Incremental Term Loan Facility. (i) An Incremental Term Loan Facility shall be on the terms and provisions set forth in Section 2.16(a) and this Section 2.16(g).

(ii)    The notice from the Borrower pursuant to Section 2.16(a) in respect of an Incremental Term Loan Facility shall set forth the requested amount and proposed terms of the Incremental Term Loan Facility, subject to the provisions of Section 2.16(g)(iv). The Borrower (in consultation with the Administrative Agent) may select any existing Lender (it being understood that no existing Lender shall have any obligation to commit to fund any portion of the Incremental Term Loan Facility unless it shall otherwise agree nor shall the Borrower be obligated to offer any such Lender the opportunity to fund any portion of the Incremental Term Loan Facility) or any other Person that is an Eligible Assignee (any such other Person that is an Eligible Assignee being called an “Additional Term Loan Lender”) to make the Incremental Term Loan Facility.

(iii)    Commitments in respect of the Incremental Term Loan Facility shall become Commitments under this Agreement pursuant to an amendment (the “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Term Loan Lender and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16(g). Subject to the provisions of this Section 2.16(g), no approval from the Required Lenders or all Lenders will be required in connection with the implementation of the Incremental Term Loan Facility and the Administrative Agent and the Additional Term Loan Lenders providing the Incremental Term Loan Facility shall be permitted to enter into such amendments to the Loan Documents as are necessary to give effect to the Incremental Term Loan Facility.

(iv)    The effectiveness of the Incremental Term Loan Amendment shall be subject to the satisfaction on the Incremental Term Loan Date of each of the following conditions, and the Incremental Term Loan Facility shall be available only so long as:

(A) both at the time of any such request for the Incremental Term Loan Facility and on the Incremental Term Loan Date (after giving effect thereto), no Event of Default shall exist; (B) after giving effect thereto on a pro forma basis and the use of proceeds therefrom, the Borrower shall be in compliance with the financial covenants set forth in this Agreement; (C) the representations and warranties contained herein and in the other Loan Documents shall be correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) and on and as of the Incremental Term Loan Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been correct and complete in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date; (D) the Administrative Agent shall have received each of the following, each in form and substance reasonably satisfactory to the Administrative Agent: (1) if not previously delivered to the Administrative Agent, certified copies of (x) all corporate or other necessary action taken by the Borrower to authorize the Incremental Term Loan Facility and (y) all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the guaranty of the Incremental Term Loan Facility; and (2) a customary opinion of counsel to the Borrower and the Guarantors (which may be in substantially the same form as delivered on the Closing Date), and addressed to the Administrative Agent and the Lenders; (E) the Borrower and the Administrative Agent shall have entered into any documentation, including amendments of or supplements to the Security Documents, as necessary to document and/or perfect the pari passu Liens securing the Incremental Term Loan Facility, if any; (F) for the Incremental Term Loan Facility and on the Incremental Term Loan Date, all applicable conditions set forth in Section 5.02 other than those expressly set forth in this Section 2.16(g)(iv) shall have been satisfied; and (G) the Borrower shall satisfy such other conditions as the Administrative Agent may reasonably require or the parties to such Incremental Term Loan Amendment shall agree, including, without limitation, the provision of any other documentation reasonably necessary to provide for, evidence or secure the Incremental Term Loan Facility.

(v)    The terms and provisions of the Incremental Term Loan Facility shall be as follows: (A) the Borrower may use the proceeds of the Incremental Term Loan Facility for any purpose not prohibited by Section 8.09 so long as the Borrower continues to comply with all financial covenants set forth in this Agreement; (B) in no event shall the amount of the Incremental Term Loan Facility be less than $10,000,000 or greater than $350,000,000; (C) the Incremental Term Loan Facility maturity date shall be the same as the Maturity Date; (D) the Incremental Term Loan Facility shall provide for equivalent extension options as those available pursuant to Section 2.15; (E) the Obligations of the Loan Parties in respect of the Incremental Term Loan Facility shall be secured along with the Obligations of the Loan Parties in respect of the Facility by pari passu Liens on the Collateral and shall not be guaranteed by any Person that does not also guarantee the Obligations of the Loan Parties in respect of the Facility, in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent; (F) the Incremental Term Loan Facility shall not have any scheduled amortization payments; and (G) the terms and provisions of Incremental Term Loan Facility shall be otherwise satisfactory to the Borrower, the Administrative Agent and the Additional Term Loan Lenders.

(h)    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.14 or 11.01 to the contrary.

2.17    Cash Collateral.

(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or any L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and a Committed Revolving Borrowing has not been made in accordance with Section 2.04(c)(i), or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citibank. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.04, 2.05, 2.06, 2.18 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released or reduced promptly following (i) the elimination or reduction of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.18(b)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any unused fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and the Borrower shall (A) be required to pay to the L/C Issuer and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.04(h).

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment in respect of Committed Revolving Loans of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Revolving Loans of that Lender.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages in respect of Committed Revolving Loans and Term Loans, as applicable (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as the Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders (determined after giving effect to Section 11.01) may by notice to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable Law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date thirty (30) days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(d)    The Borrower may terminate the unused amount of the Commitments of a Defaulting Lender upon not less than thirty days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.18(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.

2.19    Reallocation of Lender Pro Rata Shares; No Novation.

The Loans (as defined in the Existing Credit Agreement) made under the Existing Credit Agreement shall be deemed to be made under this Agreement on the date hereof, without executing any other documentation, and all such Loans currently outstanding shall be reallocated among the Lenders as follows:

(a)    On the Closing Date, each Lender that will have a greater Applicable Percentage of the Committed Revolving Loan Facility upon the Closing Date than its Applicable Percentage (under and as defined in the Existing Credit Agreement) of the Aggregate Commitments (under and as defined in the Existing Credit Agreement) immediately prior to the Closing Date (each, a “RC Purchasing Bank”), without executing an Assignment and Assumption, shall be deemed to have purchased assignments pro rata from each Lender that will have a smaller Applicable Percentage of the Committed Revolving Loan Facility upon the Closing Date than its Applicable Percentage (under and as defined in the Existing Credit Agreement) of the Aggregate Commitments (under and as defined in the Existing Credit Agreement) immediately prior to the Closing Date (each, a “RC Selling Bank”) in all such RC Selling Bank’s rights and obligations under this Agreement and the other Loan Documents as a Lender with respect to the Committed Revolving Loan Facility (collectively, the “RC Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Commitment in respect of Committed Revolving Loans as set forth in Schedule 1.01A and a corresponding Applicable Percentage of all Committed Revolving Loans then outstanding under the Committed Revolving Loan Facility. Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and without recourse, representation or warranty, except that each RC Selling Bank shall be deemed to represent and warrant to each RC Purchasing Bank that the RC Assigned Rights and Obligations of such RC Selling Bank are not subject to any Liens created by that RC Selling Bank. For the avoidance of doubt, in no event shall the aggregate amount of each Lender’s Committed Revolving Loans outstanding at any time exceed its Commitment in respect of Committed Revolving Loans as set forth in Schedule 1.01A.

(b)    On the Closing Date, each Lender that will have a greater Applicable Percentage of the Term Loan Facility upon the Closing Date than its Applicable Percentage (under and as defined in the Existing Credit Agreement) of the Term Loan Facility (under and as defined in the Existing Credit Agreement) immediately prior to the Closing Date (each, a “TL Purchasing Bank”), without executing an Assignment and Assumption, shall be deemed to have purchased assignments pro rata from each Lender that will have a smaller Applicable Percentage of the Term Loan Facility upon the Closing Date than its Applicable Percentage (under and as defined in the Existing Credit Agreement) of the Term Loan Facility (under and as defined in the Existing Credit Agreement) immediately prior to the Closing Date (each, a “TL Selling Bank”) in all such TL Selling Bank’s rights and obligations under this Agreement and the other Loan Documents as a Lender with respect to the Term Loan Facility (collectively, the “TL Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Commitment in respect of Term Loans as set forth in Schedule 1.01A and a corresponding Applicable Percentage of all Term Loans then outstanding under the Term Loan Facility. Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and without recourse, representation or warranty, except that each TL Selling Bank shall be deemed to represent and warrant to each TL Purchasing Bank that the TL Assigned Rights and Obligations of such TL Selling Bank are not subject to any Liens created by that TL Selling Bank. For the avoidance of doubt, in no event shall the aggregate amount of each Lender’s Term Loans outstanding at any time exceed its Commitment in respect of Term Loans as set forth in Schedule 1.01A.

(c)    Each RC Selling Bank and TL Selling Bank hereby waives any right to request compensation from the Borrower pursuant to Section 3.05 for any loss, cost or expense incurred by it as a result of the reallocations set forth in this Section 2.19 in respect of Eurodollar Rate Loans to the extent such reallocations take place on a day other than the last day of the Interest Period for such Eurodollar Rate Loans.

(d)    The Administrative Agent shall calculate and notify the applicable Lenders of the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Closing Date. Each Lender required to make a payment pursuant to this Section 2.19 shall make the net amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 p.m. (New York time) on the Closing Date. The Administrative Agent shall distribute on the Closing Date the proceeds of such amounts to the Lenders entitled to receive payments pursuant to this Section 2.19, pro rata in proportion to the amount each such Lender is entitled to receive at the primary address set forth in Schedule 1.01A or at such other address as such Lender may request in writing to the Administrative Agent.

(e)    Nothing in this Agreement shall be construed as a discharge, extinguishment or novation of the Obligations of the Loan Parties outstanding under the Existing Credit Agreement or any instruments securing the same, which Obligations shall remain outstanding under this Agreement after the date hereof as “Loans,” except as expressly modified hereby or by instruments executed concurrently with this Agreement.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)    Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection (c). A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or such L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and such L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this Section 3.01(c) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)    Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)    executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)    executed originals of Internal Revenue Service Form W-8ECI,

(III)    executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, or

(V)    executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Section 1471(b) or 1472(b). Solely for the purposes of this subsection (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption from or reduction of Taxes.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority)

to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection (f) shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04    Increased Costs; Reserves on Eurodollar Rate Loans.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)    subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

Notwithstanding the foregoing, in the case of Eurodollar Rate Loans affected by the circumstances described in this Section, as promptly as practicable (but in no event later than five (5) Business Days after the giving of the notice by the Administrative Agent with respect to such circumstances), the Administrative Agent (in consultation with the affected Lenders) shall negotiate with the Borrower in good faith in order to ascertain whether a substitute interest rate (a “Substitute Rate”) may be agreed upon for the maintaining of existing Eurodollar Rate Loans. If a Substitute Rate is agreed upon by the Borrower and any affected Lenders, such Substitute Rate shall apply with respect to such affected Lenders. To the extent that a Substitute Rate is not so agreed upon by the Borrower and any of the affected Lenders within such time, each Eurodollar Rate Loan of such affected Lender shall thereafter bear interest at the Base Rate.

(b)    Capital and Liquidity Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided, however, that (i) any exercise of such option shall not affect the obligation of the Borrower in accordance with the terms of this Agreement and (ii) nothing in this Section 3.06(a) shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, the Borrower may replace such Lender in accordance with Section 11.13.

3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.    UNENCUMBERED ASSETS

4.01    Initial Unencumbered Assets. As of the Closing Date, the Maximum Available Amount shall be calculated based upon the inclusion of the Initial Unencumbered Assets.

4.02    Changes in Maximum Available Amount Calculation. Each change in the Maximum Available Amount shall be effective upon receipt of a new Unencumbered Asset Report pursuant to Section 7.02(b) and a new Compliance Certificate pursuant to Section 7.02(a); provided that any increase in the Maximum Available Amount reflected in such Unencumbered Asset Report shall not become effective until (a) the first (1st) Business Day following designation of any new Unencumbered Asset, if applicable and (b) the fifth (5th) Business Day following delivery of the new Unencumbered Asset Report and the new Compliance Certificate in all other instances, and provided further, that any change in the Maximum Available Amount as a result of the designation of an Unencumbered Asset pursuant to Section 4.03 shall be effective upon the date that such Unencumbered Asset is added for calculation of the Maximum Available Amount.

4.03    Requests for Designations of Unencumbered Assets. The Borrower shall provide the Administrative Agent with a written request for a Property to be designated as an Unencumbered Asset. Such request shall be accompanied by the following information regarding such Property (the “Property Information”), in each case reasonably acceptable to the Administrative Agent: (a) [intentionally omitted]; (b) [intentionally omitted]; (c) if such Property is a SunChamp Property, UCC searches related to the direct and indirect owners of such SunChamp Property; (d) if such Property is the Florida Property, UCC searches related to the direct and indirect owners of such Florida Property; (e) the documents and information with respect to such Property listed in Section 4.10; (f) an Unencumbered Asset Report (inclusive of such Property); (g) a Compliance Certificate setting forth in reasonable detail the calculations required to show that the Loan Parties will be in compliance with the terms of this Agreement with the inclusion of such Property as an Unencumbered Asset; and (h) such other customary information reasonably requested by the Administrative Agent as shall be necessary in order for the Administrative Agent to determine whether such Property is eligible to be an Unencumbered Asset.

4.04    Eligibility. In order for a Property to be eligible for designation as an Unencumbered Asset, such Property must be an Eligible Property.

4.05    Approval of Unencumbered Assets. Each Property shall be subject to the Administrative Agent’s reasonable approval for designation as an Unencumbered Asset. The Administrative Agent hereby approves all Initial Unencumbered Assets for inclusion in the calculation of the Maximum Available Amount.

4.06    Liens on Unencumbered Assets. (a) A Property shall not be designated and included as an Unencumbered Asset until: (i) the Property Owner of such Property shall have executed and delivered (or caused to be executed and delivered) a Subsidiary Guaranty; (ii) with respect to the SunChamp Properties only, the Borrower shall have executed and delivered (or caused to be executed and delivered) the SunChamp Collateral Assignments and delivered (or cause to be delivered) the original SunChamp Notes and allonge(s) thereto executed in blank covering the SunChamp Indebtedness, (iii) with respect to the Florida Property only, the Borrower shall have executed and delivered (or caused to be executed and delivered) the Florida Collateral Assignment and delivered (or cause to be delivered) the original Florida Note and allonge(s) thereto executed in blank covering the Florida Indebtedness, and (iv) the Borrowers shall have delivered to the Administrative Agent all of the Property Information listed in Section 4.10.

(b)    Notwithstanding anything to the contrary contained herein, including but not limited to Section 11.01, the parties hereto acknowledge that the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent, without further Lender approvals, to, at the Borrower’s request upon receipt of evidence reasonably satisfactory to the Administrative Agent of the simultaneous pay-off of or termination of any SunChamp Indebtedness, (i) release or terminate the corresponding SunChamp Collateral Assignment by executing and delivering a release, partial release or termination, as applicable, of the related collateral assignment thereof (which, in the case of a full release, shall be substantially in the form of Exhibit J-3 attached hereto), (ii) return to the Borrower the related SunChamp Notes, (iii) terminate any existing UCC financings statements relating to the corresponding SunChamp Collateral Assignments to the extent necessary to permit the simultaneous repayment in full of the SunChamp Indebtedness and (iv) execute any other document reasonably requested by the Borrower or necessary to evidence the release of such security.

(c)    Notwithstanding anything to the contrary contained herein, including but not limited to Section 11.01, the parties hereto acknowledge that the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent, without further Lender approvals, to, at the Borrower’s request upon satisfaction of the conditions set forth in Section 4.08 (i) terminate the Florida Collateral Assignment by executing and delivering a collateral assignment termination substantially in the form of Exhibit J-3 attached hereto, (ii) return to the Borrower the Florida Note, (iii) terminate any existing UCC financings statements relating to the Florida Collateral Assignments if necessary to permit the simultaneous repayment in full of the Florida Indebtedness, and (iv) execute any other document reasonably requested by the Borrower or necessary to evidence the release of such security.

4.07    Notice of Admission of New Unencumbered Assets. If, after the date of this Agreement, a Property meets all the requirements to be designated and included as an Unencumbered Asset set forth in this Article IV, then the Administrative Agent shall notify the Borrower and the Lenders in writing (a) that such Property is designated as an Unencumbered Asset and is admitted for inclusion as an Unencumbered Asset, and (b) of any changes to the Maximum Available Amount as a result of the inclusion of such Property as an Unencumbered Asset.

4.08    Removal of Unencumbered Assets and Release of Guarantors. Upon the written request of the Borrower in the form of Exhibit I-1 in connection with a sale, refinancing or other permanent disposition of an Unencumbered Asset, or upon the designation of an Unencumbered Asset as a non-Unencumbered Asset, in each case with the intention that such Unencumbered Asset, upon consummation of such sale, refinancing, disposition or designation, shall no longer constitute an Unencumbered Asset, the Administrative Agent shall remove such Unencumbered Asset as an Unencumbered Asset and release any and all Liens on any SunChamp Collateral Assignments or the Florida Collateral Assignment, as applicable, with respect to such Unencumbered Asset, and, where appropriate, release such Property Owner from the Subsidiary Guaranty by executing and delivering a guarantor release substantially in the form of Exhibit J-1 attached hereto; provided that (i) if at any time there are less than ten (10) Unencumbered Assets (or after giving effect to any release, there would be less than ten (10) Unencumbered Assets), the consent of the Required Lenders is obtained, (ii) no Default exists before and after giving effect thereto (other than Defaults solely with respect to such Unencumbered Asset that would no longer exist after giving effect to the removal of such Unencumbered Asset as an Unencumbered Asset), (iii) all representations and warranties set forth herein are true and accurate in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) at the time of such release and immediately after giving effect to such release, except to the extent that any such representation or warranty relates to a specific earlier date or to the Unencumbered Asset being removed as an Unencumbered Asset, and (iv) the Borrower shall have delivered to the Administrative Agent (A) an updated Schedule 4.01 hereto listing each Unencumbered Asset as of the time immediately after giving effect to the removal of such Unencumbered Asset as an Unencumbered Asset hereunder and (B) an officer’s certificate executed by a Responsible Officer of the Borrower in the form of Exhibit I-2; provided further, that the Administrative Agent shall have no obligation to release any such Liens or obligations without an Unencumbered Asset Report setting forth in reasonable detail the calculations required to establish the Maximum Available Amount without the inclusion of such Unencumbered Asset and a Compliance Certificate setting forth in reasonable detail the calculations required to show that the Loan Parties are in compliance with the terms of this Agreement without the inclusion of such Unencumbered Asset and the various financial covenants set forth herein, in each case as of the date of such release and after giving effect to any such removal, and the Loan Parties shall have made a prepayment of the Facility upon any such removal to the extent necessary to maintain pro forma compliance with all such financial covenants. The form of the release of SunChamp Collateral Assignment and Florida Collateral Assignment is attached hereto as Exhibit J-3. Upon the written request of the Borrower, the Administrative Agent shall release a Subsidiary Guarantor that is not a Property

Owner from the Subsidiary Guaranty by executing and delivering a guarantor release substantially in the form of Exhibit J-1 hereto if any lender to such Subsidiary Guarantor requests that the Subsidiary Guarantor be released from the Subsidiary Guaranty or prohibits the Subsidiary Guarantor from guaranteeing debt of another, provided that no Event of Default exists before and after giving effect thereto.

4.09    Exclusion Events. Each of the following events shall be an “Exclusion Event” with respect to an Unencumbered Asset:

(a)    such Unencumbered Asset suffers a Material Environmental Event after the date of this Agreement which the Administrative Agent determines, acting reasonably and in good faith, materially impairs the value or marketability of such Unencumbered Asset;

(b)    the Administrative Agent determines that such Unencumbered Asset has suffered a Material Property Event after the date such Property was designated and included as an Unencumbered Asset (or in the case of an uninsured casualty, in respect of such Unencumbered Asset, is reasonably likely to become a Material Property Event) which the Administrative Agent determines, acting reasonably and in good faith, materially impairs the value or marketability of such Unencumbered Asset; and

(c)    the improvements have been damaged (ordinary wear and tear excepted) and not repaired or are the subject of any pending or, to any Loan Party’s knowledge, threatened condemnation or adverse zoning proceeding, except as could not reasonably be expected to cause a Material Property Event.

After the occurrence of any Exclusion Event, the Administrative Agent, at the direction of Required Lenders in their sole discretion, shall have the right at any time and from time to time to notify the Borrower (the “Exclusion Notice”) that, effective ten (10) Business Days after the giving of such notice and for so long as such circumstance exists, such Property shall no longer be considered an Unencumbered Asset for purposes of this Agreement. Unencumbered Assets which have been subject to an Exclusion Event may, at Borrower’s request, be removed as Unencumbered Assets; provided that such removal shall be subject to the conditions for removal set forth in Section 4.08, except that the occurrence of such Exclusion Event shall not be taken into consideration for the purposes of calculating subsection (b) of the definition of Unencumbered Pool NOI or for the purposes of compliance with Section 8.10(e).

If the Administrative Agent delivers an Exclusion Notice and such Exclusion Event no longer exists, then the Borrower may give the Administrative Agent written notice thereof (together with reasonably detailed evidence of the cure of such condition) and such Unencumbered Asset shall, effective with the delivery by the Borrower of the next Unencumbered Asset Report, be considered an Unencumbered Asset for purposes of this Agreement as long as such Unencumbered Asset meets all the requirements in this Agreement to be included as an Unencumbered Asset. Any Property that is removed as an Unencumbered Asset pursuant to this Section 4.09 may subsequently be reinstated as an Unencumbered Asset, even if an Exclusion Event exists, upon such terms and conditions as Required Lenders may approve.

4.10    Documentation Required with Respect to Unencumbered Assets. The Borrower shall deliver, or shall cause the applicable Property Owner to deliver, each of the following with respect to each Property to be designated and included as an Unencumbered Asset:

(a)    if such Property is a SunChamp Property, SunChamp Collateral Assignments along with all Related Collateral Deliverables, which the Administrative Agent acknowledges it has in its possession as of the Closing Date, which shall have been furnished for filing in all filing offices that the Administrative Agent may reasonably require with respect to the SunChamp Collateral;

(b)    with respect to the Florida Property, the Florida Collateral Assignment along with all Related Collateral Deliverables, which shall have been furnished for filing in all filing offices that the Administrative Agent may reasonably require with respect to the Florida Collateral;

(c)    all items required to be delivered under the definition of Eligible Property; and

(d)    all items required to be delivered pursuant to Section 7.14.

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder, and of the Existing L/C Issuer to continue the Existing Letters of Credit hereunder, is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (if applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)    executed counterparts of this Agreement and the Guaranties, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)    a Request for Credit Extension;

(iii)    a Note (or Notes, as applicable) executed by the Borrower in favor of each Lender requesting a Note (or Notes, as applicable);

(iv)    [intentionally omitted];

(v)    the SunChamp Collateral Assignments with respect to the SunChamp Collateral, along with all Related Collateral Deliverables, which the Administrative Agent acknowledges it has in its possession as of the Closing Date;

(vi)    the Florida Collateral Assignment with respect to the Florida Collateral, along with all Related Collateral Deliverables;

(vii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(viii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ix)    a favorable opinion of Jaffe, Raitt, Heuer and Weiss, P.C., Michigan counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(x)    a favorable opinion of Tuan Olona, LLP, New York counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xi)    an opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent;

(xii)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xiii)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Leverage Ratio as of March 31, 2017;

(xiv)    a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended on March 31, 2017, signed by a Responsible Officer of the Borrower;

(xv)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xvi)    evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(xvii)    a breakage indemnity letter agreement executed by the Borrower in form and substance satisfactory to the Administrative Agent and the Borrower and dated and delivered to the Administrative Agent at least two (2) Business Days prior to the Closing Date;

(xviii)    the completion of due diligence with respect to any Initial Unencumbered Assets that are not included in the Borrowing Base (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the respective Subsidiaries that own such Initial Unencumbered Assets in scope and determination satisfactory to the Administrative Agent, the Arrangers and the Lenders in their sole discretion;

(xix)    completed requests for information dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each applicable Loan Party, in each case except to the extent previously delivered to the Administrative Agent; and

(xx)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b)    Any fees required to be paid on or before the Closing Date shall have been paid.

(c)    Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Revolving Loan Notice or Term Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Revolving Loan Notice or Term Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

6.01    Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)    [Intentionally omitted].

(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Each of the Parent and the Borrower is Solvent, and each of the Loan Parties and the other Subsidiaries considered on a consolidated basis are Solvent.

6.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06.

6.07    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08    Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.09    Environmental Compliance. The Borrower and its Subsidiaries through the conduct in the ordinary course of their business: (1) are not aware of any facts constituting a violation of existing Environmental Laws; (2) are not aware of any facts that would give rise to any Environmental Liability; and/or (3) have not received any notices or any claims alleging that an Environmental Liability exists, and as a result thereof, the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10    Insurance. The properties of the Loan Parties are insured with insurance companies not Affiliates of the Borrower, which, to Borrower’s knowledge are financially sound and reputable, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Loan Party operates.

6.11    Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (taking into account any applicable extensions), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, other than any non-compliance that could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13    Subsidiaries; Equity Interests. The Parent and the Borrower have no Subsidiaries other than those specifically disclosed in Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned free and clear of all Liens other than, with respect to Subsidiaries which do not directly or indirectly own Equity Interests in any Property Owners, liens granted in connection with pledges of Equity Interests owned, directly or indirectly, by Subsidiaries who own Property subject to Indebtedness not in violation of Section 8.13 or 8.14. Neither the Parent nor the Borrower has any direct or indirect Equity Interests in any other Person other than those specifically disclosed in Schedule 6.13.

6.14    Margin Regulations; Investment Company Act.

(a)    None of the Loan Parties is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    None of the Loan Parties, any Person Controlling Borrower, or any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15    Disclosure. The Loan Parties have disclosed (including through public filings available on www.sec.gov) to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other information furnished by any Loan Party, or to Borrower’s knowledge, on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16    Compliance with Laws; Sanctions. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. None of the Parent, the Borrower, any Guarantor, or any of their respective Subsidiaries or, to their knowledge, any director, officer, employee or Affiliate thereof, is a Person that is, or is owned or controlled by Persons that are: (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. None of the Parent, the Borrower, any Guarantor, or any of their respective Subsidiaries or, to the knowledge of the Parent, the Borrower and the Guarantors, any director, officer, employee or Affiliate thereof, is in violation of any Anti-Corruption Laws.

6.17    Taxpayer Identification Number. Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 6.17.

6.18    Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.

6.19    Perfection and Priority of Security Interests. All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent, for the benefit of the Lenders a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

6.20    REIT Status; New York Stock Exchange Listing. The Parent is a REIT, as defined under the Code, and is a publicly traded company listed on the New York Stock Exchange or another national stock exchange located in the United States.

6.21    EEA Financial Institution. Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an EEA Financial Institution.

ARTICLE VII. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, and 7.03) cause each Subsidiary to:

7.01    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail as previously delivered to the Administrative Agent in connection with the origination of the Loans or otherwise satisfactory to the Administrative Agent and the Required Lenders:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or senior vice president of finance of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or senior vice president of finance of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), upon the inclusion of a Property as an Unencumbered Asset, and upon the removal of any Property as an Unencumbered Asset, a duly completed Unencumbered Asset Report signed by the chief executive officer, chief financial officer, treasurer or senior vice president of finance of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)    promptly after any request by the Administrative Agent or any Lender, copies of any final management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;

(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, provided that with respect to each such report, proxy, financial statement, communication and registration statement that is publicly available, the Borrower shall deliver such documents promptly following the Administrative Agent’s written request therefor;

(e)    as soon as reasonably practicable, but in any event within ninety (90) days after request by the Administrative Agent or any Lender, the annual budget then in effect for the Borrower, on a consolidated basis prepared by the Borrower in the ordinary course of its business provided, however, that the annual budget for any given year will not be available until February 28 of such year;

(f)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Parent or the Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g)    promptly, and in any event within five (5) Business Days after receipt thereof by the Parent or the Borrower, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party, other than routine comment letters from the SEC with respect to public filings unless restricted from doing so by such agency;

(h)    promptly, such additional information regarding the business, financial or corporate affairs of the Parent or the Borrower or any Unencumbered Asset, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(i)    as soon as reasonably practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, and 90 days after the end of each fiscal year of the Parent, a spreadsheet showing the operating results (including, for the avoidance of doubt, the Net Operating Income) for each Unencumbered Asset, in form and detail satisfactory to the Administrative Agent.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Parent and the Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or their Affiliates, or the respective Equity Interests of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ Equity Interests. The Parent and the Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent and the Borrower or their Equity Interests for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.03    Notices. Promptly notify the Administrative Agent and each Lender:

(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (to the extent any of same could reasonably be expected to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)    of the occurrence of any ERISA Event;

(d)    of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e)    of any actual or threatened in writing condemnation of any portion of any Unencumbered Asset, and which could reasonably be expected to have a Material Adverse Effect;

(f)    of any material permit, license, certificate or approval required with respect to any Unencumbered Asset lapses or ceases to be in full force and effect or claim from any person that any Unencumbered Asset, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Law except to the extent that the same would not result in a Material Adverse Effect; and

(g)    of any material change in accounting policies or financial reporting practices by any Loan Party.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.03 or 8.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

7.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10    Inspection Rights. Subject to the confidentiality provisions of Section 11.07, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its designated officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, all upon at least 48 hours advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11    Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes, including for working capital, capital expenditures and acquisitions, and not in contravention of any Law or of any Loan Document.

7.12    Unencumbered Assets.

Except where the failure to comply with any of the following would not have a Material Adverse Effect, each of the Parent and the Borrower shall, and shall use commercially reasonable efforts to cause each other Loan Party, to:

(a)    Pay all real estate and personal property taxes, assessments, water rates or sewer rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Unencumbered Asset, now or hereafter levied or assessed or imposed against any Unencumbered Asset or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted).

(b)    Promptly pay (or cause to be paid) before delinquent all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Unencumbered Asset (except those which are being contested in good faith by appropriate proceedings diligently conducted), and in any event never permit to be created or exist in respect of any Unencumbered Asset or any part thereof any other or additional Lien or security interest other than Liens permitted by Section 8.01.

(c)    Operate the Unencumbered Assets in a good and workmanlike manner and in all material respects in accordance with all Laws in accordance with such Loan Party’s prudent business judgment.

(d)    Cause each other Loan Party to, to the extent owned and controlled by a Loan Party, preserve, protect, renew, extend and retain all material rights and privileges granted for or applicable to each Unencumbered Asset.

Notwithstanding the foregoing, to the extent that any of the foregoing causes a Material Property Event with respect to any Unencumbered Asset, such event shall be an Exclusion Event pursuant to Section 4.09.

7.13    Subsidiary Guarantor Organization Documents. Each of the Parent and the Borrower shall, at its expense, maintain (or cause to be maintained) the Organization Documents of each Subsidiary Guarantor in full force and effect, without any cancellation, termination, amendment, supplement, or other modification of such Organization Documents, except as explicitly required by their terms (as in effect on the date hereof), except for amendments, supplements, or other modifications that do not adversely affect the interests of the Lenders under the Loan Documents in any material respect, and except for Organization Documents in respect of Equity Interests of partnerships or limited liability companies that have been released.

7.14    Additional Guarantors. (a) Either (x) concurrently with the delivery of all items required to be delivered under the definition of Eligible Property with respect to a Property that the Borrower wishes to designate as an Unencumbered Asset that is owned or leased by a Subsidiary of a Loan Party or (y) within thirty (30) days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party that directly owns or leases an Unencumbered Asset, cause each such Subsidiary that is a direct owner of such Property to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose.

(b)    Notwithstanding anything to the contrary in this Agreement, each Subsidiary that is a direct owner of a Designated Sale Asset (and no other Unencumbered Asset) shall not be required to become a Guarantor until the first anniversary of the Closing Date to the extent that the applicable Designated Sale Asset owned by such Subsidiary has not been sold or removed as of such date. With respect to each Designated Sale Asset that has not been sold or removed as of the first anniversary of the Closing Date, each such Subsidiary shall deliver to the Administrative Agent not later than such date the items described in Section 7.14(a).

7.15    Environmental Matters. Comply and cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Loan Parties shall use, and shall cause each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects. The Loan Parties shall, and shall cause each other and any Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to treat, remove and dispose of, or otherwise respond to, all Hazardous Materials and to clean up the Properties, each as required and allowed under Environmental Laws, and in each case without impairing the use of such Properties to the extent practicable. The Loan Parties shall, and shall cause each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

7.16    REIT Status; New York Stock Exchange Listing. The Parent shall at all times (i) maintain its status as a REIT, so long as REITs are recognized under the Code, and (ii) remain a publicly traded company listed on the New York Stock Exchange or another national stock exchange located in the United States.

7.17    Compliance with Leases. Make all payments and otherwise perform all material obligations in respect of all material leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, if in the reasonable business judgment of the relevant Loan Party or its Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation could not otherwise reasonably be expected to result in a Material Adverse Effect).

7.18    OFAC. Provide to the Administrative Agent and the Lenders any information that the Administrative Agent or any Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws.

ARTICLE VIII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not, nor shall they permit any Subsidiary to, directly or indirectly:

8.01    Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except, in the case of the Loan Parties (other than the Parent) and their respective Subsidiaries, the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the date hereof and listed on Schedule 8.01;

(c)    Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property, including easements to a governmental authority or utility company which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h); and

(i)    Liens, other than Liens described in subsections (a) through (h) above, arising in connection with Indebtedness permitted hereunder to the extent such Liens will not result in a Default or Event of Default (including for the avoidance of doubt, with respect to Subsidiaries not directly or indirectly owning Unencumbered Assets, Liens to secure Indebtedness which do not violate Section 8.13 or 8.14).

8.02    [Intentionally Omitted.]

8.03    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default has occurred and is continuing or would result therefrom:

(a)    any Loan Party (other than the Parent or the Borrower) may merge with (i) the Parent or the Borrower, provided that the Parent or the Borrower, as applicable, shall be the continuing or surviving Person, or (ii) any other Loan Party, or (iii) any other Person provided that, if it owns an Unencumbered Asset and is not the surviving entity, then the Borrower has complied with Section 4.08 to remove such Unencumbered Asset as an Unencumbered Asset;

(b)    any Loan Party (other than the Parent or the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party, provided that if any Loan Party that is an assignor under any Security Document Disposes of any Collateral to any Loan Party, such Loan Party shall assume and ratify all obligations of the disposing Loan Party under the applicable Security Documents, including executing and delivering to the Administrative Agent all documents reasonably requested by the Administrative Agent in connection with such assumption and ratification;

(c)    any Loan Party may Dispose of a Property owned by such Loan Party in the ordinary course of business and for fair value; provided that if such Property is an Unencumbered Asset, then the Borrower shall have complied with Section 4.08; and

(d)    the Parent or the Borrower may merge or consolidate with another Person so long as either the Parent or the Borrower, as the case may be, is the surviving entity, shall remain in pro forma compliance with the covenants set forth in Section 8.14 below after giving effect to such transaction, and the Borrower obtains the prior written consent in writing of the Required Lenders in their sole discretion.

Nothing in this Section shall be deemed to prohibit the sale or leasing of Property or portions of Property in the ordinary course of business so long as no Event of Default under any other provision of the Loan Documents would result therefrom.

8.04    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)    Dispositions of inventory, manufactured homes and recreational vehicles in the ordinary course of business; or

(c)    Any other Dispositions of Properties or SunChamp Properties or the Florida Property or other assets in an arm’s length transaction; provided that (i) if such property is an Unencumbered Asset, then the Borrower shall have complied with Section 4.08 and (ii) the Borrower and the Parent will remain in pro forma compliance with the covenants set forth in Section 8.14 after giving effect to such transaction.

Nothing in this Section shall be deemed to prohibit the sale or leasing of Property or the Florida Property or SunChamp Property or portions of Property or the Florida Property or SunChamp Property in the ordinary course of business so long as no Event of Default under any other provision of the Loan Documents would result therefrom.

8.05    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)    so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, each Subsidiary may make Restricted Payments to the Borrower, and any other Person that owns an Equity Interest in the Borrower or any such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, any Loan Party may declare and make dividend payments or other distributions payable with respect to the Equity Interests of such Loan Party solely in the common Equity Interests of such Loan Party including (i) “cashless exercises” of options granted under any share option plan adopted by the Parent, (ii) distributions of rights or equity securities under any rights plan adopted by the Borrower or the Parent, and (iii) distributions (or effect stock splits or reverse stock splits) with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(c)    so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Borrower, the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it; and

(d)    the Borrower may make any Permitted Distributions, and the Parent may distribute all proceeds received from such Permitted Distribution to any Person that owns an Equity Interest in the Parent.

8.06    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof.

8.07    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate that is not a Subsidiary of a Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.08    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens or negative pledges on any Unencumbered Assets.

8.09    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. The Borrower will not directly or knowingly indirectly use the Letters of Credit or the proceeds of the Loans, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such extensions of credit or proceeds, (A) to fund any activities or businesses of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor, or otherwise) or any Anti-Corruption Laws.

8.10    Unencumbered Assets. Directly or indirectly:

(a)    use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Unencumbered Assets by any tenant, in any manner which violates any Law or which constitutes a public or private nuisance in any manner which would have a Material Adverse Effect or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 7.07 commercially unreasonable (including by way of increased premium);

(b)    without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), initiate or permit any zoning reclassification of any Unencumbered Asset or use or knowingly permit the use of any Unencumbered Asset in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Laws to the extent that any of the foregoing would result in a Material Property Event;

(c)    without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), (i) impose any restrictive covenant, or encumbrance upon any Unencumbered Asset, (ii) execute or file any subdivision plat or condominium declaration affecting any Unencumbered Asset, or (iii) consent to the annexation of any Unencumbered Asset to any municipality to the extent that any of the foregoing could reasonably be expected to result in a Material Property Event;

(d)    do any act, or suffer to be done any act by any Loan Party or any of its Affiliates, which would reasonably be expected to materially decrease the value of any Unencumbered Asset (including by way of negligent act); or

(e)    without the prior written consent of Required Lenders allow there to be less than ten (10) Unencumbered Assets.

8.11    Amendments of Organization Documents. Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, its Organization Documents or other constitutive documents, provided that any amendment to any such Organization Document that would be adverse to any of the Lenders shall be deemed “material” for purposes of this Section; and provided further that any amendment to any such constitutive document that would designate such Subsidiary as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section; and provided still further that any Subsidiary that is not a Loan Party may take any of the foregoing actions to the extent the same could not reasonably be expected to result in a Material Adverse Effect.

8.12    Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) fiscal year.

8.13    Negative Pledge; Indebtedness. Permit:

(a)    Secured Recourse Indebtedness to exceed twenty percent (20%) of Total Asset Value as of the last day of each fiscal quarter.

(b)    The incurrence of any Indebtedness (other than the Credit Extensions) secured by any Lien on any Collateral or any Unencumbered Asset or secured by any Lien on any Equity Interests in a Property Owner or any direct or indirect owner thereof.

8.14    Financial Covenants. Permit:

(a)    Maximum Leverage Ratio. Total Indebtedness to exceed sixty-five percent (65%) of Total Asset Value as of the last day of each fiscal quarter.

(b)    Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than the sum of (i) seventy-five percent (75%) of the Tangible Net Worth on the Closing Date plus (ii) an amount equal to seventy-five percent (75%) of net equity proceeds received by the Parent after the Closing Date (other than proceeds received in connection with any dividend reinvestment program).

(c)    Minimum Fixed Charge Coverage Ratio. The ratio of Adjusted EBITDA to Fixed Charges at the end of any quarter to be less than 1.40 to 1.0 as of the last day of each fiscal quarter.

(d)    Maximum Variable Rate Indebtedness. Indebtedness in an amount equal to more than fifty percent (50%) of Total Asset Value (with respect to which only the principal outstanding on the date of calculation shall be included) to accrue interest at a variable rate (exclusive of any variable rate interest obligation that is the subject of a Swap Contract).

(e)    Unencumbered Debt Yield. The Unencumbered Debt Yield to be less than nine and seventy-five hundredths of a percent (9.75%).

(f)    Maximum Available Amount. At any time, the Total Outstandings to exceed the Maximum Available Amount at such time.

(g)    Restricted Payments. The declaration or making, directly or indirectly, of any Restricted Payment, except as permitted under Section 8.05.

8.15    OFAC. Knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is, or whose government is, the subject of Sanctions.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default. Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11 or 7.16 or Article VIII; or

(c)    Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or such longer period of time as is reasonably necessary to cure such failure, provided that the Loan Party has commenced and is diligently prosecuting the cure of such failure and cures it within an additional 30 day period; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)    Cross-Default. (i) The Borrower, the Parent or any Subsidiary (A) fails to make any payment prior to expiration of applicable grace or cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (a) Recourse Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, provided, however, any default by a debtor under any collateralized receivable shall not be deemed a default of Recourse Indebtedness, or (b) Non-Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $200,000,000, provided that the failure to pay any such Indebtedness shall not constitute an Event of Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner and amount reasonably satisfactory to the Administrative Agent, for the purpose of covering an adverse outcome, a sufficient reserve to repay accrued interest thereon and costs of enforcement (the Indebtedness described in this subclause (A) being “Material Indebtedness”), or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto beyond any applicable cure period, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or, if such material Indebtedness consists of a Guarantee, the beneficiary or beneficiaries thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, provided that with respect to Non-Recourse Indebtedness the failure to observe or perform any other agreement or condition shall not constitute an Event of Default so long as the Borrower or its Subsidiaries is diligently contesting the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner and amount reasonably satisfactory to the Administrative Agent, for the purpose of covering an adverse outcome, a sufficient reserve to repay accrued interest thereon and costs of enforcement; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default and expiration of notice and grace periods under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $15,000,000; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)    Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000; or

(j)    Invalidity of Loan Documents. Any material provision of any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)    Change of Control. There occurs any Change of Control; or

(l)    REIT Status of Parent. The Parent ceases to be treated as a REIT so long as REITs are recognized under the Code.

9.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender. Before any enforcement action is taken under any collateral assignment of any mortgage, deed of trust or similar instrument granted to the Administrative Agent for the benefit of the Lenders, each Lender shall be provided a reasonable opportunity to complete its regulatory due diligence, including with respect to flood insurance matters.

9.03    Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and any periodic swap or swap termination payments) payable to the Lenders, the L/C Issuer and any Swap Bank (including fees, charges and disbursements of counsel to the respective Lenders, the L/C Issuer and such Swap Bank and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, and periodic swap payments, ratably among the Lenders, the L/C Issuer and any Swap Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, and swap termination payments (mark to market), in each case ratably among the Lenders, the L/C Issuer and the Swap Bank in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.04 and 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.04(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X. ADMINISTRATIVE AGENT

10.01    Appointment and Authority. Each of the Lender Parties hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, and to take any and all other actions as permitted pursuant to the term of this Agreement, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative

Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender Party.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the due execution, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06    Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lender Parties and the Borrower and may be removed at any time by the Required Lenders for gross negligence or willful misconduct or if the Administrative Agent becomes a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender”. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and, so long as no Event of Default has occurred and is continuing, such successor to be subject to the approval of the Borrower (each such consent not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of its resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may on behalf of the Lender Parties, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lender Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)    Any resignation by, or removal of, Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(c)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, any L/C Issuer and/or the Swing Line Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as L/C Issuer or Swing Line Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than thirty (30) days after the date of such notice); provided that such resignation by such L/C Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding

Letter of Credit or otherwise to such L/C Issuer; and provided further that such resignation by the Swing Line Lender will have no effect on its rights in respect of any outstanding Swing Line Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swing Line Loan.

10.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its directors, officers, agents or employees.

10.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, the Arrangers, the Co-Syndication Agents or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.10, and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the terms and conditions of this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

10.10    Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01;

(c)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or pursuant to Section 4.08;

(d)    to the extent permitted by Sections 4.06 and 4.08, release the Liens on the SunChamp Collateral contemplated by Section 4.06 or Section 4.08, as applicable; and

(e)    to the extent permitted by Sections 4.06 and 4.08, release the Liens on the Florida Collateral contemplated by Section 4.06 or Section 4.08, as applicable.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

10.11    Relationship of Administrative Agent and Lenders. The relationship between Agents (or either of them) and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

ARTICLE XI. MISCELLANEOUS

11.01    Amendments, Etc. Except to the extent expressly provided in the Loan Documents, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 5.01(a) without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)    change Section 9.03 or Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)    release all or substantially all of the value of the Collateral without the written consent of each Lender, except to the extent the release of such Collateral is permitted pursuant to Sections 4.06, 4.08 or 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(h)    release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Arranger Commitment Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), provided that any such amendment, waiver or consent that would (A) increase or extend the term of the Commitment of such Defaulting Lender, (B) extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, (C) reduce the principal amount of any obligation owing to such Defaulting Lender, (D) reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or (E) alter the terms of this proviso, will require the consent of such Defaulting Lender.

In the event that any Lender (a “Non-Consenting Lender”) shall refuse to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to a Replacement Lender, provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent and (iii) the replacement of any Non-Consenting Lender shall be consummated in accordance with and subject to the provisions of Section 11.13. The Replacement Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Assumption delivered pursuant to Section 11.06.

11.02    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Revolving Loan Notices, Term Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, however, that the Administrative Agent shall provide the Borrower with copies of invoices from counsel which invoices shall include details of the work performed and the amounts billed therefor, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Indemnification and Reimbursement by the Lender Parties. To the extent that the Borrower for any reason fails to indefeasibly pay or reimburse any amount required under subsection (a) or (b) of this Section 11.04 to be paid or reimbursed by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender Party severally agrees to:

(i)    indemnify the Administrative Agent (or any such sub-agent) and such L/C Issuer or such Related Party, as the case may be, from and against such Lender Party’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that is imposed on, incurred by, or asserted against the Administrative Agent or such L/C Issuer in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent or such L/C Issuer, as applicable, under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such L/C Issuer’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction; and

(ii)    pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity.

The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative

Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in Section 11.06(b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower, any Guarantor, or any of the Borrower’s Affiliates or Subsidiaries,

(B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person, or (D) unless an Event of Default is then continuing, to any Competitor of Borrower.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, the Borrower, any Guarantor, or any of the Borrower’s Affiliates or Subsidiaries, or, unless an Event of Default is then continuing, any Competitor of Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank in accordance with applicable local laws or regulations; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Citibank assigns all of its Commitment and Loans pursuant to subsection (b) above, Citibank may, upon 30 days’ notice to the Borrower and the Lenders, resign as (i) the L/C Issuer and/or (ii) as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder, subject to such Lender’s consent, in its sole and absolute discretion; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Citibank as an L/C Issuer or Swing Line Lender, as the case may be. If Citibank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If Citibank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citibank to effectively assume the obligations of Citibank with respect to such Letters of Credit.

11.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender (a “Departing Lender”) and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to a Replacement Lender that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the applicable Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Replacement Lender shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Departing Lender required to make an assignment pursuant to this Section 11.13 shall promptly execute and deliver an Assignment and Assumption with the applicable Replacement Lender. If such Departing Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (ii) the date on which the Departing Lender receives all payments described in clause (b) of this Section 11.13, then such Departing Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Departing Lender.

11.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY

IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. EACH GUARANTOR HEREBY IRREVOCABLY APPOINTS PARENT, WITH AN OFFICE ON THE DATE HEREOF AT 27777 FRANKLIN ROAD, SUITE 200, SOUTHFIELD, MICHIGAN 48034, UNITED STATES, AS ITS AGENT TO RECEIVE, ON BEHALF OF SUCH PERSON, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH PERSON IN CARE OF THE PARENT AT PARENT’S ABOVE ADDRESS, AND EACH SUCH PERSON HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS PARENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. PARENT HEREBY IRREVOCABLY CONSENTS TO SUCH APPOINT AS AGENT FOR SERVICE OF PROCESS FOR EACH GUARANTOR. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. The Parent and the Borrower shall, and shall cause each of their Subsidiaries to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.21    Judgment Currency.

(a)    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at Citibank’s principal office in London at 11:00 A.M. (London Time) on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is paid or otherwise satisfied.

(b)    The obligations of any Loan Party in respect of any sum due from such Loan Party to the Administrative Agent or any Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender (including by the Administrative Agent on behalf of such Lender), as applicable, of any sum adjudged to be so due in the Other Currency the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Original Currency with the Other Currency. If the Original Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Original Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and/or such Lender against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Administrative Agent or such Lender in the Original Currency, the Administrative Agent or such Lender shall remit such excess to the Loan Party entitled to such amount.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By:	Sun Communities, Inc., a Maryland corporation, its general partner

By:	/s/ Karen J. Dearing
Karen J. Dearing
Its:	Executive Vice President

GUARANTORS:

APPLE ORCHARD, L.L.C., a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

COUNTRY MEADOWS VILLAGE MOBILE HOME PARK, LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

GCP MAPLEWOOD, LLC, a Delaware limited liability company

By:	GCP Maplewood Holding, LLC, a Delaware limited liability company, its sole member

	By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

		By:	Sun Communities, Inc., a Maryland corporation, its general partner

			By:	/s/ Karen J. Dearing
Karen J. Dearing
			Its:	Executive Vice President

HIDDEN RIDGE AN RV COMMUNITY, LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

LEISURE VILLAGE MOBILE HOME PARK, LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

PINEBROOK VILLAGE MOBILE HOME PARK, LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

RIVER HAVEN OPERATING COMPANY LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SHEFFIELD MHP, LLC, a Michigan limited liability company

By:	Sun QRS Sheffield, Inc., a Michigan corporation, its manager

	By:	/s/ Karen J. Dearing
Karen J. Dearing
	Its:	Executive Vice President

SR HUNTER’S CROSSING LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN BLUEBERRY HILL LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN CIDER MILL CROSSINGS LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN CLUB NAPLES LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN COMMUNITIES FUNDING II LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN COMMUNITIES TEXAS LIMITED PARTNERSHIP, a Michigan limited partnership

By:	Sun Texas QRS, Inc., a Michigan corporation, its general partner

	By:	/s/ Karen J. Dearing
Karen J. Dearing
	Its:	Executive Vice President

SUN DEERFIELD RUN LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN GRAND LAKE LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN GWYNN’S ISLAND RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN HUNTERS GLEN LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN INDIAN CREEK RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN LA HACIENDA RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN LAKE LAURIE RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN LAKEVIEW LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN NAPLES GARDENS LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN NEWPOINT RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN NORTH LAKE ESTATES LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN ORANGE CITY LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN PETERS POND RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN PINE TRACE LIMITED PARTNERSHIP, a Michigan limited partnership

By:	Sun Texas QRS, Inc., a Michigan corporation, its general partner

	By:	/s/ Karen J. Dearing
Karen J. Dearing
	Its:	Executive Vice President

SUN SACO RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN SADDLE BROOK LIMITED PARTNERSHIP, a Michigan limited partnership

By:	Sun Texas QRS, Inc., a Michigan corporation, its general partner

	By:	/s/ Karen J. Dearing
Karen J. Dearing
	Its:	Executive Vice President

SUN SEAPORT RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN THREE LAKES LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN TRS FORT WHALEY LLC, a Michigan limited liability company

By:	Sun Home Services, Inc., a Michigan corporation, its sole member

	By:	/s/ Karen J. Dearing
Karen J. Dearing
	Its:	Executive Vice President

SUN TRS FRONTIER LLC, a Michigan limited liability company

By:	Sun Home Services, Inc., a Michigan corporation, its sole member

	By:	/s/ Karen J. Dearing
Karen J. Dearing
	Its:	Executive Vice President

SUN VINES RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN WAGON WHEEL RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN WESTWARD HO RV LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN WILD ACRES RV LLC, a Michigan limited liability company
By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member
	By:	Sun Communities, Inc., a Maryland corporation, its general partner
		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President
SUN WINE COUNTRY RV LLC, a Michigan limited liability company
By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member
	By:	Sun Communities, Inc., a Maryland corporation, its general partner
		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President
VIZCAYA LAKES COMMUNITIES, LLC, a Delaware limited liability company
By:	GCP Murex Holding, LLC, a Delaware limited liability company, its sole member
	By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member
		By:	Sun Communities, Inc., a Maryland corporation, its general partner

			By:	/s/ Karen J. Dearing
Karen J. Dearing
			Its:	Executive Vice President

WARREN DUNES VILLAGE MHP, LLC, a Delaware limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

WINDSOR WOODS VILLAGE MOBILE HOME PARK, LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN POOL 8 LLC, a Michigan limited liability company

By:	Sun QRS Pool 8, Inc., a Michigan corporation, its manager

	By:	/s/ Karen J. Dearing
Karen J. Dearing
	Its:	Executive Vice President

SUN BLAZING STAR LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN COUNTRYSIDE ATLANTA LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Inc., a Maryland corporation, its general partner

		By:	/s/ Karen J. Dearing
Karen J. Dearing
		Its:	Executive Vice President

SUN SILVER STAR LLC, a Michigan limited liability company

By:	Sun QRS Pool 9, Inc., a Michigan corporation, its manager

	By:	/s/ Karen J. Dearing
Karen J. Dearing
	Its:	Executive Vice President

SUN POOL 1 LLC, a Michigan limited liability company

By:	Sun QRS Pool 1, Inc., a Michigan corporation, its manager

	By:	/s/ Karen J. Dearing
Karen J. Dearing
	Its:	Executive Vice President

SUN KIMBERLY ESTATES LLC, a Michigan limited liability company

By:	Sun Communities Funding Limited Partnership, a Michigan limited partnership, its sole member

	By:	Sun Communities, Funding GP L.L.C., a Michigan limited liability company, its general partner

		By:	SCF Manager Inc., a Michigan corporation, its manager

			By:	/s/ Karen J. Dearing
Karen J. Dearing
			Its:	Executive Vice President

SUN ROCK CRUSHER CANYON RV LLC, a Michigan limited liability company

	By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

		By:	Sun Communities, Inc., a Maryland corporation, its general partner

			By:	/s/ Karen J. Dearing
Karen J. Dearing
			Its:	Executive Vice President

SUN ARBOR TERRACE LLC, a Michigan limited liability company

	By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

		By:	Sun Communities, Inc., a Maryland corporation, its general partner

			By:	/s/ Karen J. Dearing
Karen J. Dearing
			Its:	Executive Vice President

GCP COUNTRYSIDE MONTANA, LLC, a Delaware limited liability company

By:	GCP Countryside Montana Holding, LLC, a Delaware limited liability company

	By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

		By:	Sun Communities, Inc., a Maryland corporation, its general partner

			By:	/s/ Karen J. Dearing
Karen J. Dearing
			Its:	Executive Vice President

CP COMAL FARMS LIMITED PARTNERSHIP, a Michigan limited partnership
By:	Comal Farms Manager LLC, a Michigan limited liability company, its general partner
	By:	SunChamp LLC, a Michigan limited liability company, its sole member
		By:	Sun/Forest LLC, a Michigan limited liability company, its manager
			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager
				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager
					By:	Sun Communities, Inc., a Maryland corporation, its general partner
						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President
CP WOODLAKE LIMITED PARTNERSHIP, a Michigan limited partnership
By:	Woodlake Manager LLC, a Michigan limited liability company, its general partner
	By:	SunChamp LLC, a Michigan limited liability company, its sole member
		By:	Sun/Forest LLC, a Michigan limited liability company, its manager
			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager
				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager
					By:	Sun Communities, Inc., a Maryland corporation, its general partner
						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President

FC EAST FORK CROSSING LLC, a Michigan limited liability company

By:	East Fork Crossing Manager LLC,
a Michigan limited liability company, its manager

	By:	SunChamp LLC, a Michigan limited liability company, its sole member

		By:	Sun/Forest LLC, a Michigan limited liability company, its manager

			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager

				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

					By:	Sun Communities, Inc., a Maryland corporation, its general partner

						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President

FC GLEN LAUREL LLC, a Michigan limited liability company

By:	Glen Laurel Manager LLC, a Michigan limited liability company, its manager

	By:	SunChamp LLC, a Michigan limited liability company, its sole member

		By:	Sun/Forest LLC, a Michigan limited liability company, its manager

			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager

				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

					By:	Sun Communities, Inc., a Maryland corporation, its general partner

						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President

FC MEADOWBROOK LLC, a Michigan limited liability company

By:	Meadowbrook Manager LLC, a Michigan limited liability company, its manager

	By:	SunChamp LLC, a Michigan limited liability company, its sole member

		By:	Sun/Forest LLC, a Michigan limited liability company, its manager

			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager

				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

					By:	Sun Communities, Inc., a Maryland corporation, its general partner

						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President

FC PEBBLE CREEK LLC, a Michigan limited liability company

By:	Pebble Creek Manager LLC, a Michigan limited liability company, its manager

	By:	SunChamp LLC, a Michigan limited liability company, its sole member

		By:	Sun/Forest LLC, a Michigan limited liability company, its manager

			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager

				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

					By:	Sun Communities, Inc., a Maryland corporation, its general partner

						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President

FC RIVER RANCH LIMITED PARTNERSHIP, a Michigan limited partnership

By:	River Ranch Manager LLC, a Michigan limited liability company, its general partner

	By:	SunChamp LLC, a Michigan limited liability company, its sole member

		By:	Sun/Forest LLC, a Michigan limited liability company, its manager

			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager

				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

					By:	Sun Communities, Inc., a Maryland corporation, its general partner

						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President

FC STONEBRIDGE LIMITED PARTNERSHIP, a Michigan limited partnership

By:	Stonebridge Manager LLC, a Michigan limited liability company, its general partner

	By:	SunChamp LLC, a Michigan limited liability company, its sole member

		By:	Sun/Forest LLC, a Michigan limited liability company, its manager

			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager

				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

					By:	Sun Communities, Inc., a Maryland corporation, its general partner

						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President

FC SUMMIT RIDGE LIMITED PARTNERSHIP, a Michigan limited partnership

By:	Summit Ridge Manager LLC, a Michigan limited liability company, its general partner

	By:	SunChamp LLC, a Michigan limited liability company, its sole member

		By:	Sun/Forest LLC, a Michigan limited liability company, its manager

			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager

				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

					By:	Sun Communities, Inc., a Maryland corporation, its general partner

						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President

FC SUNSET RIDGE LIMITED PARTNERSHIP, a Michigan limited partnership

By:	Sunset Ridge Manager LLC, a Michigan limited liability company, its general partner

	By:	SunChamp LLC, a Michigan limited liability company, its sole member

		By:	Sun/Forest LLC, a Michigan limited liability company, its manager

			By:	Sun/Forest Holdings LLC, a Michigan limited liability company, its manager

				By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership, its manager

					By:	Sun Communities, Inc., a Maryland corporation, its general partner

						By:	/s/ Karen J. Dearing
Karen J. Dearing
						Its:	Executive Vice President

SUN COMMUNITIES, INC., a Maryland corporation

By:	/s/ Karen J. Dearing
Karen J. Dearing
Its:	Executive Vice President

ADMINISTRATIVE AGENT:

CITIBANK, N.A., as Administrative Agent, a Lender, L/C Issuer and Swing Line Lender

By:	/s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

LENDERS:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Michael J. Kauffman
Name: Michael J. Kauffman
Title: Vice President

BANK OF MONTREAL, as a Lender
By:	/s/ Gwendolyn Gatz
Name: Gwendolyn Gatz
Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as a Lender
By:	/s/ Michael P. Perillo
Name: Michael P. Perillo
Title: Vice President

REGIONS BANK, as a Lender
By:	/s/ Kyle D. Upton
Name: Kyle D. Upton
Title: Vice President

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ David C. Drouillard
Name: David C. Drouillard
Title: Sr. Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Curt M. Steiner
Name: Curt M. Steiner
Title: SVP

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory
By:	/s/ Joan Park
Name: Joan Park
Title: Authorized Signatory

ASSOCIATED BANK, N.A., as a Lender
By:	/s/ Kathleen W. Bozek
Name: Kathleen W. Bozek
Title: SVP

FLAGSTAR BANK, FSB, as a Lender
By:	/s/ Michael J. Wentrack
Name: Michael J. Wentrack
Title: First Vice President

SCHEDULE 1.01(A)

Commitments

and Applicable Percentages

COMMITTED REVOLVING LOAN FACILITY

Lender	Commitment	Applicable Percentage
Citibank, N.A.	$72,500,000.00	13.1818182%
Bank of America, N.A.	$72,500,000.00	13.1818182%
Bank of Montreal	$64,000,000.00	11.6363636%
Fifth Third Bank, an Ohio Banking Corporation	$55,000,000.00	10.0000000%
Regions Bank	$55,000,000.00	10.0000000%
Royal Bank of Canada	$55,000,000.00	10.0000000%
PNC Bank, National Association	$42,000,000.00	7.6363636%
U.S. Bank National Association	$42,000,000.00	7.6363636%
Credit Suisse	$42,000,000.00	7.6363636%
Associated Bank, N.A.	$25,000,000.00	4.5454545%
Flagstar Bank, FSB	$25,000,000.00	4.5454545%

Total	550,000,000.00	100.00%

TERM LOAN FACILITY

Lender	Commitment	Applicable Percentage
Citibank, N.A.	$12,500,000.00	12.5000000%
Bank of America, N.A.	$12,500,000.00	12.5000000%
Bank of Montreal	$11,000,000.00	11.0000000%
Fifth Third Bank, an Ohio Banking Corporation	$10,000,000.00	10.0000000%
Regions Bank	$10,000,000.00	10.0000000%
Royal Bank of Canada	$10,000,000.00	10.0000000%
PNC Bank, National Association	$8,000,000.00	8.0000000%
U.S. Bank National Association	$8,000,000.00	8.0000000%
Credit Suisse	$8,000,000.00	8.0000000%
Associated Bank, N.A.	$5,000,000.00	5.0000000%
Flagstar Bank, FSB	$5,000,000.00	5.0000000%

Total	$100,000,000.00	100.00%

Sch. 1.01(A)

SCHEDULE 1.01(B)

Designated Sale Assets

1.	Deerfield Run (Indianapolis, IN)

2.	Gwynn’s Island (Norfolk-Virginia Beach-Newport News)

3.	Merrymeeting (Portland, ME)

Sch. 1.01(B)

SCHEDULE 1.01(C)

Existing Letters of Credit

LC#	Project	AMOUNT	EXPIRATION	DENOMINATION
63669657	SUNSET RIDGE	$1,984,382.73	11/19/2017	USD
69601609	CASTAWAYS	$600,000.00	8/18/2017	USD
69604700	LOST DUTCHMAN	$150,000.00	7/8/2017	USD
69604712	AZ - SUN VALLEY	$105,000.00	7/8/2017	USD
69607489	SWAN MEADOW	$161,000.00	7/1/2017	USD
69608463	LEISURE VILLAGE	$6,400.00	11/1/2017	USD
69608678	SUN SACO	$1,063,833.00	6/30/2017	USD
69609432	SUN SIESTA BAY	$240,000.00	4/1/2018	USD

Sch. 1.01(C)

SCHEDULE 1.01(D)

Guarantors

1.	Sun Communities, Inc., a Maryland corporation

2.	Apple Orchard, L.L.C., a Michigan limited liability company

3.	Country Meadows Village Mobile Home Park, LLC, a Michigan limited liability company

4.	CP Comal Farms Limited Partnership, a Michigan limited liability company

5.	CP Woodlake Limited Partnership, a Michigan limited liability company

6.	FC East Fork Crossing LLC, a Michigan limited liability company

7.	FC Glen Laurel LLC, a Michigan limited liability company

8.	FC Meadowbrook LLC, a Michigan limited liability company

9.	FC Pebble Creek LLC, a Michigan limited liability company

10.	FC River Ranch Limited Partnership, a Michigan limited liability company

11.	FC Stonebridge Limited Partnership, a Michigan limited liability company

12.	FC Summit Ridge Limited Partnership, a Michigan limited liability company

13.	FC Sunset Ridge Limited Partnership, a Michigan limited liability company

14.	GCP Countryside Montana, LLC, a Delaware limited liability company

15.	GCP Maplewood, LLC, a Delaware limited liability company

16.	Hidden Ridge An RV Community, LLC, a Michigan limited liability company

17.	Leisure Village Mobile Home Park, LLC, a Michigan limited liability company

18.	Pinebrook Village Mobile Home Park, LLC, a Michigan limited liability company

19.	River Haven Operating Company LLC, a Michigan limited liability company

20.	Sheffield MHP, LLC, a Michigan limited liability company

21.	SR Hunter’s Crossing LLC, a Michigan limited liability company

22.	Sun Arbor Terrace LLC, a Michigan limited liability company

23.	Sun Blazing Star LLC, a Michigan limited liability company

24.	Sun Blueberry Hill LLC, a Michigan limited liability company

25.	Sun Cider Mill Crossings LLC, a Michigan limited liability company

26.	Sun Club Naples LLC, a Michigan limited liability company

27.	Sun Communities Funding II LLC, a Michigan limited liability company

28.	Sun Communities Texas Limited Partnership, a Michigan limited partnership

29.	Sun Countryside Atlanta LLC, a Michigan limited liability company

30.	Sun Deerfield Run LLC, a Michigan limited liability company

31.	Sun Grand Lake LLC, a Michigan limited liability company

32.	Sun Gwynn’s Island RV LLC, a Michigan limited liability company

33.	Sun Hunters Glen LLC, a Michigan limited liability company

34.	Sun Indian Creek RV LLC, a Michigan limited liability company

35.	Sun Kimberly Estates LLC, a Michigan limited liability company

36.	Sun La Hacienda RV LLC, a Michigan limited liability company

37.	Sun Lake Laurie RV LLC, a Michigan limited liability company

38.	Sun Lakeview LLC, a Michigan limited liability company

39.	Sun Naples Gardens LLC, a Michigan limited liability company

40.	Sun Newpoint RV LLC, a Michigan limited liability company

41.	Sun North Lake Estates LLC, a Michigan limited liability company

42.	Sun Orange City LLC, a Michigan limited liability company

43.	Sun Peters Pond RV LLC, a Michigan limited liability company

44.	Sun Pine Trace Limited Partnership, a Michigan limited partnership

45.	Sun Pool 1 LLC, a Michigan limited liability company

46.	Sun Pool 8 LLC, a Michigan limited liability company

47.	Sun Rock Crusher Canyon RV LLC, a Michigan limited liability company

48.	Sun Saco RV LLC, a Michigan limited liability company

Sch. 1.01(D) – 1

49.	Sun Saddle Brook Limited Partnership, a Michigan limited partnership

50.	Sun Seaport RV LLC, a Michigan limited liability company

51.	Sun Silver Star LLC, a Michigan limited liability company

52.	Sun Three Lakes LLC, a Michigan limited liability company

53.	Sun TRS Fort Whaley LLC, a Michigan limited liability company

54.	Sun TRS Frontier LLC, a Michigan limited liability company

55.	Sun Vines RV LLC, a Michigan limited liability company

56.	Sun Wagon Wheel RV LLC, a Michigan limited liability company

57.	Sun Westward Ho RV LLC, a Michigan limited liability company

58.	Sun Wild Acres RV LLC, a Michigan limited liability company

59.	Sun Wine Country RV LLC, a Michigan limited liability company

60.	Vizcaya Lakes Communities, LLC, a Delaware limited liability company

61.	Warren Dunes Village MHP, LLC, a Delaware limited liability company

62.	Windsor Woods Village Mobile Home Park, LLC, a Michigan limited liability company

Sch. 1.01(D) – 2

SCHEDULE 1.01(E)

SunChamp Collateral and Florida Collateral

1.	Open-end Mortgage and Security Agreement, dated January 31, 2000, by and between FC EAST FORK CROSSING LLC, a Michigan limited liability company (the “Borrower”), and CONSECO FINANCE SERVICING CORP., a Delaware corporation, of record in the Recorder’s Office of Clermont County, Ohio, as instrument number 200000003789, Book 1249, Page 1895.

2.	Assignment of Rents, Leases, Profits and Contracts, dated January 31, 2000, by and between FC EAST FORK CROSSING LLC, a Michigan limited liability company, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, of record in the Recorder’s Office of Clermont County, Ohio, as instrument number 200000003790, Book 1249, Page 1922.

3.	Cross Default and Cross Collateral Agreement, dated January 31, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE LIMITED PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, of record in the Recorder’s Office of Clermont County, Ohio, as instrument number 200000003792, Book 1249, Page 1938.

4.	Cross Default and Cross Collateral Agreement, dated August 30, 2002, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE LIMITED PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, FC GLEN LAUREL LLC, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, of record in the Recorder’s Office of Clermont County, Ohio, Book 1288, Page 1495.

5.	Intercreditor and Subordination Agreement, dated January 31, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES MEZZANINE LENDER, LLC, and FC EAST FORK CROSSING LLC, a Michigan limited liability company, of record in the Recorder’s Office of Clermont County, Ohio, as instrument number 200000003793, Book 1249, Page 1982.

6.	Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statement, dated February 4, 2000, by FC EAST FORK CROSSING LLC, a Michigan limited liability company, in favor of SUN COMMUNITIES MEZZANINE LENDER, LLC, a Michigan limited liability company, recorded in Book 1249, Page 1992, Instrument number 200000003794 in the Recorder’s Office of Clermont County, Ohio.

7.	Deed of Trust (With Security Agreement, Assignment of Rents and Leases and Financing Statement) dated May 1, 2000, CP COMAL FARMS LIMITED PARTNERSHIP, a Michigan limited partnership, in favor of Bryan C. Birkeland, as trustee, for the benefit of CONSECO FINANCE SERVICING CORP., a Delaware corporation, beneficiary, recorded in the Comal County Clerk’s Official Public Records, document number 200006013593.

8.	Absolute Assignment of Leases and Rents, dated May 1, 2000, by and between CP COMAL FARMS LIMITED PARTNERSHIP, a Michigan limited partnership, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Comal County Clerk’s Official Public Records, document number 200006013594.

Sch. 1.01(E) – 1

9.	Cross Default and Cross Collateral Agreement, dated May 1, 2000, by and between CP CREEKSIDE LLC, CP COMAL FARMS LIMITED PARTNERSHIP, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Comal County Clerk’s Official Public Records, document number 200006013596.

10.	Cross Default and Cross Collateral Agreement, dated May 6, 2000, by and between CP CREEKSIDE LLC, CP COMAL FARMS LIMITED PARTNERSHIP, CP WOODLAKE LIMITED PARTNERSHIP, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Comal County Clerk’s Official Public Records, document number 200006022646.

11.	Intercreditor and Subordination Agreement, dated May 1, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, and CP COMAL FARMS LIMITED PARTNERSHIP, recorded in the Comal County Clerk’s Official Public Records, document number 200006013597.

12.	Modification to Deed of Trust, dated June 29, 2001, by CP COMAL FARMS LIMITED PARTNERSHIP, a Michigan limited partnership, in favor of Bryan C. Birkeland, as trustee, recorded, in the Comal County Clerk’s Official Public Records, document number 200106023421.

13.	Deed of Trust (With Security Agreement, Assignment of Leases and Rents and Financing Statement) dated December 29, 1999, by CP COMAL FARMS LIMITED PARTNERSHIP, a Michigan limited partnership, in favor of James M. Nias, as trustee, for the benefit of SUN COMMUNITIES MEZZANINE LENDER, LLC, a Michigan limited liability company, recorded in the Comal County Clerk’s Official Public Records, document number 200006002028.

14.	Deed of Trust, Assignment of Leases and Security Agreement, dated April 19, 2000, by CP CREEKSIDE LLC, a Michigan limited liability company, in favor of Ashley L. Hogewood, Jr., as trustee, for the benefit of CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in Book 1036, Page 822, Rockingham County Registry.

15.	Assignment of Rents, Leases, Profits and Contracts, dated April 19, 2000, by and between CP CREEKSIDE LLC, a Michigan limited liability company, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in Book 1036, Page 845, Rockingham County Registry.

16.	Cross Default and Cross Collateral Agreement, dated May 1, 2000, by and between CP CREEKSIDE LLC, CP COMAL FARMS LIMITED PARTNERSHIP, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in Book 1040, Page 1292, Rockingham County Registry.

17.	Intercreditor and Subordination Agreement, dated April 19, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES MEZZANINE LENDER, LLC, and CP CREEKSIDE LLC, a Michigan limited liability company, recorded in Book 1036, Page 855, Rockingham County Registry.

18.	Cross Default and Cross Collateral Agreement dated May 6, 2000, by and between CP CREEKSIDE LLC, CP COMAL FARMS LIMITED PARTNERSHIP, CP WOODLAKE LIMITED PARTNERSHIP, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Rockingham County Registry.

Sch. 1.01(E) – 2

19.	Deed of Trust and Security Agreement, dated December 29, 1999, by FC CREEKSIDE LLC, a Michigan limited liability company, in favor of R. Frank Gray, as trustee, for the benefit of SUN COMMUNITIES MEZZANINE LENDER, LLC, recorded in Book 1030, Page 641, Rockingham County Registry, North Carolina, such Deed of Trust.

20.	Deed of Trust, Assignment of Leases and Security Agreement dated August 30, 2000, by and between FC GLEN LAUREL LLC, in favor of Ashley L. Hogewood, Jr., trustee, for the benefit of CONSECO FINANCE SERVICING CORP., a Delaware corporation, beneficiary, recorded in Book 2967, Page 111, Cabarrus County Registry.

21.	Assignment of Rents, Leases, Profits and Contracts, dated August 30, 2000, by and between FC GLEN LAUREL LLC, a Michigan limited liability company, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in Book 2967, Page 135, Cabarrus County Registry.

22.	Cross Default and Cross Collateral Agreement dated August 30, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK, LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE RIDGE LIMITED PARTNERSHIP, FC GLEN LAUREL LLC, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in Book 2967, Page 157, Cabarrus County Registry.

23.	Intercreditor and Subordination Agreement, dated August 30, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES MEZZANINE LENDER LLC, and FC GLEN LAUREL LLC, recorded in Book 2967, Page 145, Cabarrus County Registry.

24.	Deed of Trust and Security Agreement, dated August 30, 2000, by FC GLEN LAUREL LLC, a Michigan limited liability company, in favor of R. Frank Gray, as trustee, for the benefit of SUN COMMUNITIES MEZZANINE LENDER, LLC, a Michigan limited liability company, recorded in Book 2967, Page 200 of the Cabarrus County Registry, North Carolina, document number 021504.

25.	Deed of Trust, Assignment of Leases and Security Agreement dated January 31, 2000 by FC MEADOWBROOK LLC, in favor of Ashley L. Hogewood, Jr., trustee, for the benefit of CONSECO FINANCE SERVICING CORP., a Delaware corporation, beneficiary, recorded in Book 11072, Page 650, as instrument number 2000016226, Mecklenburg County Public Registry.

26.	Assignment of Rents, Leases, Profits and Contracts, dated January 31, 2000 by and between FC MEADOWBROOK LLC, a Michigan limited liability company, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in Book 11072, Page 687, as instrument number 2000016227, Mecklenburg County Public Registry.

27.	Cross Default and Cross Collateral Agreement, dated August 30, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE LIMITED PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, FC GLEN LAUREL LLC, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in Book 11871, Page 680, as instrument number 2001009011, Mecklenburg County Public Registry.

28.	Intercreditor and Subordination Agreement, dated January 31, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES MEZZANINE LENDER, LLC, and FC MEADOWBROOK LLC, a Michigan limited liability company, recorded in Book 11092, Page 359, as instrument number 2000021242, Mecklenburg County Public Registry.

Sch. 1.01(E) – 3

29.	Deed of Trust and Security Agreement, dated February 4, 2000, by FC MEADOWBROOK LLC, a Michigan limited liability company, in favor of R. Frank Gray, as trustee, for the benefit of SUN COMMUNITIES MEZZANINE LENDER, LLC, a Michigan limited liability company, recorded in Book 11072, Page 788 of the Mecklenburg County Registry, North Carolina, document number 2000016230.

30.	Mortgage and Security Agreement, dated January 31, 2000, by and between FC PEBBLE CREEK, LLC, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded as instrument number 2000-003252, in the Office of the Recorder of Johnson County, Indiana.

31.	Assignment of Rents, Leases, Profits and Contracts, dated January 31, 2000, by and between FC PEBBLE CREEK, LLC, a Michigan limited liability company, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded as instrument number 2000-003253 in the Office of the Recorder of Johnson County, Indiana.

32.	Cross Default and Cross Collateral Agreement, dated August 30, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE LIMITED PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, FC GLEN LAUREL LLC, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded as instrument number 2000-025417 in the Office of the Recorder of Johnson County, Indiana.

33.	Intercreditor and Subordination Agreement, dated January 31, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES MEZZANINE LENDER, LLC, and FC PEBBLE CREEK, LLC, a Michigan limited liability company, recorded as instrument number 2000-003256, in the Office of the Recorder of Johnson County, Indiana.

34.	Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statement, dated February 4, 2000, by FC PEBBLE CREEK LLC, a Michigan limited liability company, for the benefit of SUN COMMUNITIES MEZZANINE LENDER, LLC, a Michigan limited liability company, recorded as instrument number 2000-003255 in the Office of the Recorder of Johnson County, Indiana.

35.	Deed of Trust (With Security Agreement, Assignment of Rents and Leases and Financing Statement) dated May 6, 2000, by and between CP WOODLAKE LIMITED PARTNERSHIP, a Michigan limited partnership, and Bryan C. Birkeland, as trustee, for the benefit of CONSECO FINANCE SERVICING CORP., a Delaware corporation, beneficiary, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0076877, Vol. 8413, Page 1212, such Deed of Trust.

36.	Absolute Assignment of Leases and Rents, dated May 6, 2000, by and between CP WOODLAKE LIMITED PARTNERSHIP, a Michigan limited partnership, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0076878, Vol. 8413, Page 1247.

37.	Cross Default and Cross Collateral Agreement, dated May 6, 2000, by and between CP CREEKSIDE LLC, CP COMAL FARMS LIMITED PARTNERSHIP, CP WOODLAKE LIMITED PARTNERSHIP, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0076880, Vol. 8413, Page 1271.

38.	Intercreditor and Subordination Agreement, dated May 6, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, and CP WOODLAKE LIMITED PARTNERSHIP, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0076881, Vol. 8413, Page 1285.

Sch. 1.01(E) – 4

39.	Deed of Trust (With Security Agreement, Assignment of Leases and Rents and Financing Statement) dated December 29, 1999, by CP WOODLAKE LIMITED PARTNERSHIP, a Michigan limited partnership in favor of James M. Nias, as trustee, for the benefit of SUN COMMUNITIES MEZZANINE LENDER, LLC, a Michigan limited liability company, recorded in the Bexar County Clerk’s Official Public Records, document number 2000-0010656, Volume 8281, Page 416, such Deed of Trust.

40.	Deed of Trust (with Security Agreement, Assignment of Rents and Leases and Financing Statement) dated January 31, 2000, by and between FC STONEBRIDGE LIMITED PARTNERSHIP, a Michigan limited partnership, and Larry A. Jack, as trustee, for the benefit of CONSECO FINANCE SERVICING CORP., a Delaware corporation, beneficiary, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0021821, Vol. 8303, Page 2032.

41.	Absolute Assignment of Leases and Rents, dated January 31, 2000, by and between FC STONEBRIDGE LIMITED PARTNERSHIP, a Michigan limited partnership, and CONSECO FINANCE SERVICING CORP., a Delaware corporation; recorded in Bexar County Clerk’s Official Public Records, file number 2000-0021822, Vol. 8303, Page 2073.

42.	Cross Default and Cross Collateral Agreement, dated January 31, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE LIMITED PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0021824, Vol. 8304, Page 0015.

43.	Cross Default and Cross Collateral Agreement, dated August 30, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE LIMITED PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, FC GLEN LAUREL LLC, AND CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0197960, Vol. 8648, Page 1205.

44.	Intercreditor and Subordination Agreement, dated January 31, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, and FC STONEBRIDGE LIMITED PARTNERSHIP, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0021825, Vol. 8304, Page 0060.

45.	Deed of Trust (with Security Agreement, Assignment of Leases and Rents and Financing Statement) dated February 4, 2000, by FC STONEBRIDGE LIMITED PARTNERSHIP, a Michigan limited partnership, in favor of James M. Nias, as trustee, for the benefit of SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, a Michigan limited partnership, beneficiary, recorded under document number 20000-0021826, Vol. 8304, Page 81, in the Bexar County Clerk’s Official Public Records, Texas.

46.	Deed of Trust (with Security Agreement, Assignment of Rents and Leases and Financing Statement) dated February 15, 2000, by FC RIVER RANCH LIMITED PARTNERSHIP, a Michigan limited partnership, in favor of Bryan C. Birkeland, as trustee, for the benefit of CONSECO FINANCE SERVICING CORP., a Delaware corporation, beneficiary, recorded in the Travis County Clerk’s Official Public Records, documents number 2000033217.

Sch. 1.01(E) – 5

47.	Absolute Assignment of Leases and Rents, dated February 15, 2000, by and between FC RIVER RANCH LIMITED PARTNERSHIP, a Michigan limited partnership, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in Travis County Clerk’s Official Public Records, document number 2000033218.

48.	Cross Default and Cross Collateral Agreement, dated August 30, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE LIMITED PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, FC GLEN LAUREL LLC, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Travis County Clerk’s Official Public Records, document number 2000176487.

49.	Intercreditor and Subordination Agreement, dated February 15, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, and FC RIVER RANCH LIMITED PARTNERSHIP, recorded in the Travis County Clerk’s Official Public Records, document number 2000033220.

50.	Deed of Trust (with Security Agreement, Assignment of Leases and Rents and Financing Statement) dated January 26, 2000, by FC RIVER RANCH LIMITED PARTNERSHIP, a Michigan limited partnership, in favor of James M. Nias, as trustee, for the benefit of SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, a Michigan limited partnership, recorded in the Travis County Clerk’s Official Public Records, documents number 200003322.

51.	Deed of Trust (with Security Agreement, Assignment of Rents and Leases and Financing Statement) dated January 31, 2000, by and between FC SUMMIT RIDGE LIMITED PARTNERSHIP, a Michigan limited partnership, and Larry A. Jack, as trustee, for the benefit of CONSECO FINANCE SERVICING CORP., a Delaware corporation, beneficiary, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0021834, Vol. 8304, Page 0180.

52.	Absolute Assignment of Leases and Rents, dated January 31, 2000, by and between FC SUMMIT RIDGE LIMITED PARTNERSHIP, a Michigan limited partnership, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0021835, Vol. 8304, Page 0218.

53.	Cross Default and Cross Collateral Agreement, dated January 31, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE LIMITED PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded in the Bexar County Clerk’s Official Public Records, file number 2000-0021837, Vol. 8304, Page 0248.

54.	Intercreditor and Subordination Agreement, dated January 31, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, and FC SUMMIT RIDGE LIMITED PARTNERSHIP, recorded in Bexar County Clerk’s Official Public Records, file number 2000-0021838, Vol. 8304, Page 0292.

55.	Deed of Trust (with Security Agreement, Assignment of Rents and Leases and Financing Statement) dated February 4, 2000, by and between FC SUMMIT RIDGE LIMITED PARTNERSHIP, a Michigan limited partnership, in favor of James M. Nias, as trustee, for the benefit of SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, a Michigan limited partnership, beneficiary, recorded under document number 2000-0021839, Vol. 8304, Page 310, in the Bexar County Clerk’s Official Public Records, Texas.

Sch. 1.01(E) – 6

56.	Deed of Trust (With Security Agreement, Assignment of Leases and Rents and Financing Statement) dated January 24, 2000, by FC SUNSET RIDGE LIMITED PARTNERSHIP, a Michigan limited partnership, in favor of Bryan C. Birkeland, as trustee, for the benefit of CONSECO FINANCE SERVICING CORP., a Delaware corporation, beneficiary, recorded under document number 0002793, Vol., 1631, Page 52, in the Official Public Records of Hays County, Texas.

57.	Absolute Assignment of Leases and Rents, dated January 24, 2000, by and between FC SUNSET RIDGE LIMITED PARTNERSHIP, a Michigan limited partnership, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded under document number 0002795, Vol. 1631, Page 104, in the Official Public Records of Hays County, Texas.

58.	Cross Default and Cross Collateral Agreement, dated January 18, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded under document number 0002796, Vol. 1631, Page 120, in the Official Public Records of Hays County, Texas.

59.	Cross Default and Cross Collateral Agreement, dated August 30, 2000, by and between FC EAST FORK CROSSING LLC, FC MEADOWBROOK LLC, FC PEBBLE CREEK LLC, FC RIVER RANCH LIMITED PARTNERSHIP, FC STONEBRIDGE LIMITED PARTNERSHIP, FC SUMMIT RIDGE LIMITED PARTNERSHIP, FC SUNSET RIDGE LIMITED PARTNERSHIP, FC GLEN LAUREL LLC, and CONSECO FINANCE SERVICING CORP., a Delaware corporation, recorded under document number 00028199, Vol. 1745, Page 706, in the Official Public Records of Hays County, Texas.

60.	Intercreditor and Subordination Agreement, dated January 26, 2000, by and between CONSECO FINANCE SERVICING CORP., a Delaware corporation, SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, and FC SUNSET RIDGE LIMITED PARTNERSHIP, recorded under document number 0002797, Vol. 1631, Page 164, in the Official Public Records of Hays County, Texas.

61.	Deed of Trust (With Security Agreement, Assignment of Leases and Rents and Financing Statement) dated January 26, 2000, by FC SUNSET RIDGE LIMITED PARTNERSHIP, a Michigan limited partnership, in favor of James M. Nias, as trustee, for the benefit of SUN COMMUNITIES TEXAS MEZZANINE LENDER LIMITED PARTNERSHIP, a Michigan limited partnership, beneficiary, recorded under document number 0002794, Vol. 1631, Page 86, in the Official Public Records of Hays County, Texas.

62.	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of June 9, 2004, executed by SUN ARBOR TERRACE LLC, in favor of MORTGAGE ELECTRONIC REGISTRATION SYSTEMS, INC. (“MERS”), recorded July 8, 2004, in Book 1940, Page 1296, in the records of Manatee County, Florida, as assigned by MERS to SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP pursuant to an Assignment of Mortgage dated December 31, 2015, recorded January 6, 2016, in Book 2602, Page 2354, in the records of Manatee County, Florida.

Sch. 1.01(E) – 7

SCHEDULE 1.01(F)

INTENTIONALLY OMITTED

Sch. 1.01(F)

SCHEDULE 1.01(G)

INTENTIONALLY OMITTED

Sch. 1.01(G)

SCHEDULE 1.01(H)

INTENTIONALLY OMITTED

Sch. 1.01(H)

SCHEDULE 1.01(I)

SunChamp Collateral Assignments

1.	That certain Collateral Assignment of Mortgage and Security Agreement, Assignment of Rents, Leases, Profits and Contracts, Cross Default and Cross Collateral Agreements, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as East Fork Crossing located in Batavia, Ohio, as further described therein.

2.	That certain Collateral Assignment of Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statement, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Mezzanine Lender, LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as East Fork Crossing located in Batavia, Ohio, as further described therein.

3.	That certain Collateral Assignment of Deed of Trust, Absolute Assignment of Leases and Rents, Cross Default and Cross Collateral Agreements, and Intercreditor and Subordination Agreement, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Comal Farms located in New Braunfels, Texas, as further described therein.

4.	That certain Collateral Assignment of Deed of Trust and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Mezzanine Lender LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Comal Farms located in New Braunfels, Texas, as further described therein.

5.	That certain Collateral Assignment of Deed of Trust, Assignment of Rents, Leases, Profits and Contracts, Cross Default and Cross Collateral Agreements, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Creekside located in Reidsville, North Carolina, as further described therein.

6.	That certain Collateral Assignment of Deed of Trust and Security Agreement and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Mezzanine Lender, LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Creekside located in Reidsville, North Carolina, as further described therein.

7.	That certain Collateral Assignment of Deed of Trust, Assignment of Rents, Leases, Profits and Contracts, Cross Default and Cross Collateral Agreements, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Glen Laurel located in Concord, North Carolina, as further described therein.

8.	That certain Collateral Assignment of Deed of Trust and Security Agreement and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Mezzanine Lender, LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Glen Laurel located in Concord, North Carolina, as further described therein.

9.	That certain Collateral Assignment of Deed of Trust, Assignment of Rents, Leases, Profits and Contracts, Cross Default and Cross Collateral Agreement, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Meadowbrook located in Charlotte, North Carolina, as further described therein.

10.	That certain Collateral Assignment of Deed of Trust and Security Agreement and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Mezzanine Lender, LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Meadowbrook located in Charlotte, North Carolina, as further described therein.

Sch. 1.01(I) – 1

11.	That certain Collateral Assignment of Mortgage and Security Agreement, Assignment of Rents, Leases, Profits and Contracts, Cross Default and Cross Collateral Agreement, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Pebble Creek located in Greenwood, Indiana, as further described therein.

12.	That certain Collateral Assignment of Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statement, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Mezzanine Lender, LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Pebble Creek located in Greenwood, Indiana, as further described therein.

13.	That certain Collateral Assignment of Deed of Trust, Absolute Assignment of Leases and Rents, Cross Default and Cross Collateral Agreement, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial Texas Limited Partnership, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Woodlake located in San Antonio, Texas, as further described therein.

14.	That certain Collateral Assignment of Deed of Trust and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Mezzanine Lender LLC, a Michigan limited liability company, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Woodlake located in San Antonio, Texas, as further described therein.

15.	That certain Collateral Assignment of Deed of Trust, Absolute Assignment of Leases and Rents, Cross Default and Cross Collateral Agreements, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial Texas Limited Partnership, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Stonebridge located in San Antonio, Texas, as further described therein.

16.	That certain Collateral Assignment of Deed of Trust and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Texas Mezzanine Lender Limited Partnership, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Stonebridge located in San Antonio, Texas, as further described therein.

17.	That certain Collateral Assignment of Deed of Trust, Absolute Assignment of Leases and Rents, Cross Default and Cross Collateral Agreement, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial Texas Limited Partnership, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as River Ranch located in Austin, Texas, as further described therein.

18.	That certain Collateral Assignment of Deed of Trust and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Texas Mezzanine Lender Limited Partnership, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as River Ranch located in Austin, Texas, as further described therein.

19.	That certain Collateral Assignment of Deed of Trust, Absolute Assignment of Leases and Rents, Cross Default and Cross Collateral Agreements, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial Texas Limited Partnership, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Summit Ridge located in Converse, Texas, as further described therein.

20.	That certain Collateral Assignment of Deed of Trust and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Texas Mezzanine Lender Limited Partnership, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Summit Ridge located in Converse, Texas, as further described therein.

Sch. 1.01(I) – 2

21.	That certain Collateral Assignment of Deed of Trust, Absolute Assignment of Leases and Rents, Cross Default and Cross Collateral Agreement, and Intercreditor and Subordination Agreement of even date hereof by and between Sun Financial Texas Limited Partnership, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Sunset Ridge located in Kyle, Texas, as further described therein.

22.	That certain Collateral Assignment of Deed of Trust and Intercreditor and Subordination Agreement of even date hereof by and between Sun Communities Texas Mezzanine Lender Limited Partnership, a Michigan limited partnership, as assignor, and Citibank, N.A., as assignee, encumbering the property known as Sunset Ridge located in Kyle, Texas, as further described therein.

Sch. 1.01(I) – 3

SCHEDULE 1.01(J)

SunChamp Property Owner Entities

SunChamp Property Owner Entity	SunChamp Property
CP Comal Farms Limited Partnership	Comal Farms (New Braunfels, TX)
FC East Fork Crossing LLC	East Fork Crossing (Batavia, OH)
FC Glen Laurel LLC	Glen Laurel (Concord, NC)
FC Meadowbrook LLC	Meadowbrook (Charlotte, NC)
FC Pebble Creek LLC	Pebble Creek (Greenwood, IN)
FC River Ranch Limited Partnership	River Ranch (Austin, TX)
FC Stonebridge Limited Partnership	Stonebridge (San Antonio, TX)
FC Summit Ridge Limited Partnership	Summit Ridge (Converse, TX)
FC Sunset Ridge Limited Partnership	Sunset Ridge (Kyle, TX)
CP Woodlake Limited Partnership	Woodlake Trails (San Antonio, TX)

Sch. 1.01(J)

SCHEDULE 2.01

Existing Interest Periods

Amount	Type	Maturity	Eurodollar Rate
$55,000,000.00	Committed Revolving Loan	5/15/2017	0.99%
$58,000,000.00	Committed Revolving Loan	5/18/2017	1.00%

Sch. 2.01 – 1

SCHEDULE 4.01

Unencumbered Assets

Property Name	RV/MH	MSA
1. Arbor Terrace	RV	North Port-Sarasota-Bradenton, FL
2. Blazing Star	RV	San Antonio-New Braunfels, TX
3. Blueberry Hill	RV	Tampa-St. Petersburg-Clearwater, FL
4. Cider Mills Crossing	MH	Detroit-Ann Arbor-Flint, MI
5. Club Naples	RV	Naples, FL
6. Comal Farms	MH	San Antonio-New Braunfels, TX
7. Country Meadows Village	MH	Grand Rapids-Wyoming, MI
8. Countryside Village of Atlanta	MH	Atlanta, GA
9. Countryside Village	MH	Great Falls, MT
10. Deerfield Run	MH	Indianapolis, IN
11. East Fork Crossing	MH	Cincinnati-Hamilton, OH-KY-IN
12. Fort Whaley	RV	Baltimore-Towson, MD
13. Frontier	RV	Baltimore-Towson, MD
14. Glen Laurel	MH	Charlotte-Gastonia-Rock Hill, NC-SC
15. Grand Lakes	MH	Ocala, FL
16. Gwynn’s Island	RV	Norfolk-Virginia Beach-Newport News
17. Hidden Ridge an RV Resort	MH	Grand Rapids-Muskegon-Holland, MI
18. Hill Country	RV	San Antonio-New Braunfels, TX
19. Hunters Crossing	MH	Detroit-Ann Arbor-Flint, MI
20. Hunters Glen	MH	Grand Rapids-Muskegon-Holland, MI
21. Indian Creek	RV	Cleveland-Akron
22. Kimberly Estates	MH	Monroe, MI
23. LaHacienda	RV	Austin/San Marcos, TX
24. Lake Laurie	RV	Philadelphia-Wilmington-Atlantic City
25. Lakeview	MH	Ann Arbor, MI
26. Leisure Village	RV	Grand Rapids-Muskegon-Holland, MI
27. Liberty Farm	MH	Gary, IN
28. Meadowbrook	MH	Charlotte-Gastonia-Rock Hill, NC-SC
29. Merrymeeting	MH	Portland, ME
30. Naples Gardens	RV	Naples, FL
31. New Point	RV	Virginia Beach-Norfolk-Newport News
32. North Lake Estates	RV	Cape Coral-Fort Myers, FL
33. North Point Estates	MH	Pueblo, CO
34. Orange City	RV	Daytona Beach, FL
35. Orchard Lake	MH	Cincinnati-Hamilton, OH-KY-IN
36. Pebble Creek	MH	Indianapolis, IN
37. Pecan Branch	MH	Austin-Round Rock, TX
38. Peters Pond	RV	Barnstable-Yarmouth
39. Pine Trace	MH	Houston, TX
40. Pinebrook Village	MH	Grand Rapids-Wyoming, MI
41. River Haven	MH	Grand Rapids-Muskegon-Holland, MI
42. River Ranch	MH	Austin-Round Rock, TX
43. Rock Crusher	RV	Homosassa Springs, FL
44. Saco/Old Orchard Beach KOA	MH	Portland, ME
45. Saddlebrook	MH	Austin/San Marcos, TX
46. Seaport	RV	New York-Northern New Jersey-Long Island

Sch. 4.01 – 1

47. Sheffield Estates	MH	Detroit-Ann Arbor-Flint, MI
48. Stonebridge	MH	San Antonio-New Braunfels, TX
49. Summit Ridge	MH	San Antonio-New Braunfels, TX
50. Sunset Ridge	MH	Grand Rapids-Wyoming, MI
51. Sunset Ridge - TX	MH	Austin/San Marcos, TX
52. Three Lakes	RV	Tampa-St. Petersburg-Clearwater, FL
53. Vines RV Resort	RV	San Luis Obispo/Atascadero/Paso Robles, CA
54. Vizcaya Lakes	MH	Punta Gorda, FL
55. Wagon Wheel	RV	Portland, ME
56. Warren Dunes Village	MH	Benton Harbor, MI
57. Westward Ho	RV	Chicago-Naperville-Joliet
58. Wild Acres	RV	Portland, ME
59. Windsor Woods Village	MH	Grand Rapids-Muskegon-Holland, MI
60. Wine Country RV Resort	RV	San Luis Obispo/Atascadero/Paso Robles, CA
61. Woodlake Trails	MH	San Antonio-New Braunfels, TX

Sch. 4.01 – 2

SCHEDULE 6.06

Litigation

None.

Sch. 6.06

SCHEDULE 6.09

Environmental Matters

None.

Sch. 6.09

SCHEDULE 6.13

Subsidiaries; Equity Interests

481 Associates, a Florida general partnership

AIOP Brentwood West, L.L.C., a Delaware limited liability company

AIOP Florida Properties I, L.L.C., a Delaware limited liability company

AIOP Florida Properties II, L.L.C., a Delaware limited liability company

AIOP Gulfstream Harbor, L.L.C., a Delaware limited liability company

AIOP Gulfstream Outlots, L.L.C., a Delaware limited liability company

AIOP Lost Dutchman Notes, L.L.C., a Delaware limited liability company

AIOP Serendipity, L.L.C., a Delaware limited liability company

ALL Acquisition, L.L.C., a Delaware limited liability company

AMLL Mountain View Estates, LLC, a Delaware limited liability company

AMLL Mountain View Estates Holding, LLC, a Delaware limited liability company

Apple Carr Village MHP Holding Company #1, LLC, a Michigan limited liability company

Apple Carr Village Mobile Home Park, LLC, a Michigan limited liability company

Apple Orchard, L.L.C., a Michigan limited liability company

Aspen-Alpine Project, LLC, a Michigan limited liability company

Aspen-Brentwood Project, LLC, a Michigan limited liability company

Aspen-Byron Project, LLC, a Michigan limited liability company

Aspen-Country Project, LLC, a Michigan limited liability company

Aspen-Ft. Collins Limited Partnership, a Michigan limited partnership

Aspen-Grand Project, LLC, a Michigan limited liability company

Aspen-Holland Estates, LLC, a Michigan limited liability company

Aspen-Town & Country Associates II, LLC, a Michigan limited liability company

Asset Investors Operating Partnership, L.P., a Delaware limited partnership

Blue Heron Delaware One LLC, a Delaware limited liability company

Blue Heron Delaware Two LLC, a Delaware limited liability company

Brentwood Delaware One LLC, a Delaware limited liability company

Brentwood Delaware Two LLC, a Delaware limited liability company

Bright Insurance Agency, Inc., a Michigan corporation

Brookside Village MHP Holding Company #1, LLC, a Michigan limited liability company

Brookside Village Mobile Home Park, LLC, a Michigan limited liability company

Carefree Broadacre Mezz 1 LLC, a Delaware limited liability company

Carefree Canada TRS Inc., an Ontario corporation

Carefree Communities CA LLC, a Delaware limited liability company

Carefree Communities, Inc., a Delaware corporation

Carefree Property Mezz 1 LLC, a Delaware limited liability company

Carefree Shadowwood, LLC, a Delaware limited liability company

Carriage Cove, LLC, a Delaware limited liability company

Carriage Cove Holding, LLC, a Delaware limited liability company

Castle Amalco Inc., an Ontario corporation

CAX Cypress Greens, L.L.C., a Delaware limited liability company

CAX La Casa Blanca, L.L.C., a Delaware limited liability company

CAX La Casa Blanca East, L.L.C., a Delaware limited liability company

CAX Lakeshore, L.L.C., a Delaware limited liability company

CAX Rancho Mirage, L.L.C., a Delaware limited liability company

CC RP LLC, a Delaware limited liability company

Cider Mill Village Mobile Home Park, LLC, a Michigan limited liability company

Sch. 6.13 - 1

Comal Farms Manager LLC, a Michigan limited liability company

Community Blue Heron Pines Joint Venture LLC, a Delaware limited liability company

Community Brentwood Joint Venture LLC, a Delaware limited liability company

Community Savanna Club Joint Venture, a Delaware general partnership

Community Sunlake Joint Venture, a Delaware general partnership

Country Hills Village Mobile Home Park, LLC, a Michigan limited liability company

Country Meadows Village MHP Holding Company #1, LLC, a Michigan limited liability company

Country Meadows Village Mobile Home Park, LLC, a Michigan limited liability company

CP Comal Farms Limited Partnership, a Michigan limited partnership

CP Woodlake Limited Partnership, a Michigan limited partnership

Deerwood I Holding, LLC, a Delaware limited liability company

Deerwood I Park, LLC, a Delaware limited liability company

Deerwood II Holding, LLC, a Delaware limited liability company

Deerwood II Park, LLC, a Delaware limited liability company

DELP GP, LLC, a Delaware limited liability company

DELP Property, LLC, a Delaware limited liability company

D-E Limited Partnership, an Illinois limited partnership

Dutton Mill Village, LLC, a Michigan limited liability company

Egelcraft, LLC, a Delaware limited liability company

East Fork Crossing Manager LLC, a Michigan limited liability company

FC East Fork Crossing LLC, a Michigan limited liability company

FC Glen Laurel LLC, a Michigan limited liability company

FC Meadowbrook LLC, a Michigan limited liability company

FC Pebble Creek LLC, a Michigan limited liability company

FC River Ranch Limited Partnership, a Michigan limited partnership

FC Stonebridge Limited Partnership, a Michigan limited partnership

FC Summit Ridge Limited Partnership, a Michigan limited partnership

FC Sunset Ridge Limited Partnership, a Michigan limited partnership

Fiesta SPE, L.L.C., an Arizona limited liability company

Fox Creek Reserve, L.L.C., a Delaware limited liability company

GCP Countryside GP, LLC, a Delaware limited liability company

GCP Countryside Limited Partnership, a Delaware limited partnership

GCP Countryside Montana, LLC, a Delaware limited liability company

GCP Countryside Montana Holding, LLC, a Delaware limited liability company

GCP Fairfield Village, LLC, a Delaware limited liability company

GCP I Capital, LLC, a Delaware limited liability company

GCP Kings Pointe, LLC, a Delaware limited liability company

GCP LaCosta Holding, LLC, a Delaware limited liability company

GCP Lake Pointe Village, LLC, a Delaware limited liability company

GCP Lakeshore, LLC, a Delaware limited liability company

GCP Lamplighter, LLC, a Delaware limited liability company

GCP Lamplighter Holding, LLC, a Delaware limited liability company

GCP Maplewood, LLC, a Delaware limited liability company

GCP Maplewood Holding, LLC, a Delaware limited liability company

GCP Maplewood Two, LLC, a Delaware limited liability company

GCP Murex Holding, LLC, a Delaware limited liability company

GCP Oak Creek, LLC, a Delaware limited liability company

GCP Oak Creek Holding, LLC, a Delaware limited liability company

GCP Parkside Holding, LLC, a Delaware limited liability company

GCP Parkside Village, LLC, a Delaware limited liability company

GCP Plantation Landings, LLC, a Delaware limited liability company

Sch. 6.13 - 2

GCP Plantation Landings Holding, LLC, a Delaware limited liability company

GCP Skyline, LLC, a Delaware limited liability company

GCP Smart Holding, LLC, a Delaware limited liability company

GCP Smart Parent, LLC, a Delaware limited liability company

GCP Stewartville, LLC, a Delaware limited liability company

GCP Sundance, LLC, a Delaware limited liability company

GCP Swan Meadow, LLC, a Delaware limited liability company

GCP Town and Country, LLC, a Delaware limited liability company

GCP Town and Country Holding, LLC, a Delaware limited liability company

GCP Valley View, LLC, a Delaware limited liability company

GCP Walden Woods One, LLC, a Delaware limited liability company

GCP Walden Woods Two, LLC, a Delaware limited liability company

GCP Westside Ridge, LLC, a Delaware limited liability company

GCP Wildwood, LLC, a Delaware limited liability company

GCP Wildwood Holdings, LLC, a Delaware limited liability company

Glen Laurel Manager LLC, a Michigan limited liability company

Green Courte R.E.Fund, LLC, a Delaware limited liability company

Hamptons Holding, LLC, a Delaware limited liability company

Hamptons Park, LLC, Delaware limited liability company

Hickory Hills Village, LLC, a Michigan limited liability company

Hickory Hills Village MHP Holding Company #1, LLC, a Michigan limited liability company

Hidden Ridge An RV Community, LLC, a Michigan limited liability company

Hidden Ridge RV Park Holding Company #1, LLC, a Michigan limited liability company

High Point Associates, L.P., a Delaware limited partnership

High Point GP One LLC, a Michigan limited liability company

Hitching Post Recreation, Inc., a Florida corporation

Holiday West Village Mobile Home Park, LLC, a Michigan limited liability company

LaCosta Property, LLC, a Delaware limited liability company

Lakeshore Landings, LLC, a Delaware limited liability company

Lakeshore Utilities, Inc., a Delaware corporation

Lakeshore Utilities, L.L.C., a Delaware limited liability company

Leisure Village MHP Holding Company #1, LLC, a Michigan limited liability company

Leisure Village Mobile Home Park, LLC, a Michigan limited liability company

LIW Limited Partnership, a Michigan limited partnership

Maple Brook, L.L.C., an Illinois limited liability company

McIntosh Utilities, Inc., a Florida non-profit corporation

Meadowbrook Manager LLC, a Michigan limited liability company

Meadow Lake Development Company LLC, a Michigan limited liability company

Miami Lakes GP One LLC, a Delaware limited liability company

Miami Lakes Venture Associates LLC, a Delaware limited liability company

National Home Communities, LLC, a Delaware limited liability company

NHC-AZ101, LLC, a Delaware limited liability company

NHC-CA101, LLC, a Delaware limited liability company

NHC-FL101, LLC, a Delaware limited liability company

NHC-FL102, LLC, a Delaware limited liability company

NHC-FL103, LLC, a Delaware limited liability company

NHC-FL104, LLC, a Delaware limited liability company

NHC-FL105, LLC, a Delaware limited liability company

NHC-FL106, LLC, a Delaware limited liability company

NHC-FL107, LLC, a Delaware limited liability company

NHC-FL108, LLC, a Delaware limited liability company

Sch. 6.13 - 3

NHC-FL109, LLC, a Delaware limited liability company

NHC-FL110, LLC, a Delaware limited liability company

NHC-FL111, LLC, a Delaware limited liability company

NHC-FL112, LLC, a Delaware limited liability company

NHC-FL113, LLC, a Delaware limited liability company

NHC-FL114, LLC, a Delaware limited liability company

NHC-FL115, LLC, a Delaware limited liability company

NHC-FL116, LLC, a Delaware limited liability company

NHC-FL117, LLC, a Delaware limited liability company

NHC-FL118, LLC, a Delaware limited liability company

NHC-FL119, LLC, a Delaware limited liability company

NHC-FL120, LLC, a Delaware limited liability company

NHC-FL122, LLC, a Delaware limited liability company

NHC-FL123, LLC, a Delaware limited liability company

NHC-FL124, LLC, a Delaware limited liability company

NHC-FL125, LLC, a Delaware limited liability company

NHC-FL126, LLC, a Delaware limited liability company

NHC-FL127, LLC, a Delaware limited liability company

NHC-FL128, LLC, a Delaware limited liability company

NHC-FL129, LLC, a Delaware limited liability company

NHC-FL130, LLC, a Delaware limited liability company

NHC-FL130A, LLC, a Delaware limited liability company

NHC-FL131, LLC, a Delaware limited liability company

NHC-FL132, LLC, a Delaware limited liability company

NHC-FL133, LLC, a Delaware limited liability company

NHC-FL134, LLC, a Delaware limited liability company

NHC-FL135, LLC, a Delaware limited liability company

NHC-FL136, LLC, a Delaware limited liability company

NHC-FL137, LLC, a Delaware limited liability company

NHC-FL138, LLC, a Delaware limited liability company

NHC-FL139, LLC, a Delaware limited liability company

NHC-FL140, LLC, a Delaware limited liability company

NHC-FL141, LLC, a Delaware limited liability company

NHC-FL142, LLC, a Delaware limited liability company

NHC-FL143, LLC, a Delaware limited liability company

NHC-FL144, LLC, a Delaware limited liability company

NHC-FL145, LLC, a Delaware limited liability company

NHC-FL201, LLC, a Delaware limited liability company

NHC-FL202, LLC, a Delaware limited liability company

NHC-FL203, LLC, a Delaware limited liability company

NHC-FL204, LLC, a Delaware limited liability company

NHC-FL205, LLC, a Delaware limited liability company

NHC-FL206, LLC, a Delaware limited liability company

NHC-FL207, LLC, a Delaware limited liability company

NHC-FL208, LLC, a Delaware limited liability company

NHC-FL209, LLC, a Delaware limited liability company

NHC-FL210, LLC, a Delaware limited liability company

NHC-FL212, LLC, a Delaware limited liability company

NHC-MA101, LLC, a Delaware limited liability company

NHC-NC101, LLC, a Delaware limited liability company

NHC-NJ101, LLC, a Delaware limited liability company

Sch. 6.13 - 4

NHC-NJ102, LLC, a Delaware limited liability company

NHC-NJ103, LLC, a Delaware limited liability company

NHC-TX101, LLC, a Delaware limited liability company

NHC-TX102, LLC, a Delaware limited liability company

NHC-TX103, LLC, a Delaware limited liability company

NHC-TX104, LLC, a Delaware limited liability company

NHC Mezz Borrower LLC, a Delaware limited liability company

NRVC-Holding Co. LLC, a Delaware limited liability company

NRVC Valley Investment LLC, a Delaware limited liability company

Oak Island Village MHP Holding Company #1, LLC, a Michigan limited liability company

Oak Island Village Mobile Home Park, LLC, a Michigan limited liability company

Oak Ridge, L.L.C., an Illinois limited liability company

Palm Creek Holdings LLC, an Arizona limited liability company

Palm Key Village Holding, LLC, a Delaware limited liability company

Palm Key Village Park, LLC, a Delaware limited liability company

Park Place Community, L.L.C., a Delaware limited liability company

Park Royale MHP, L.L.C, a Delaware limited liability company

Pebble Creek Manager LLC, a Michigan limited liability company

Pelican Bay Communities, LLC, a Delaware limited liability company

Pelican Commercial, LLC, a Delaware limited liability company

Pinebrook Village Mobile Home Park, LLC, a Michigan limited liability company

Prime-Forest Partners, a Florida general partnership

R.E.Fund Newport, LLC, a Delaware limited liability company

River Haven Operating Company LLC, a Michigan limited liability company

River Ranch Manager LLC, a Michigan limited liability company

River Ridge Equities LLC, a Michigan limited liability company

River Ridge Investments LLC, a Michigan limited liability company

Riverside Golf Course Community, L.L.C., a Delaware limited liability company

Riverside Utilities, L.L.C., a Delaware limited liability company

Route 27 Associates, LTD., a Florida limited partnership

Royal Palm Village, L.L.C., a Delaware limited liability company

Savanna Eagles Retreat, L.L.C., a Delaware limited liability company

Savanna Landlord, L.L.C., a Delaware limited liability company

Savanna Links, L.L.C., a Delaware limited liability company

Savanna Preserve, L.L.C., a Delaware limited liability company

SCF Manager Inc., a Michigan corporation

Sea Breeze GP One LLC, a Michigan limited liability company

Sea Breeze Limited Partnership, a Delaware limited partnership

Sheffield MHP, LLC, a Michigan limited liability company

Sky Harbor Property, LLC, a Delaware limited liability company

SNF Mezz 1 LLC, a Delaware limited liability company

SNF Property LLC, a Delaware limited liability company

SNF TRS LLC, a Delaware limited liability company

Snowbird Concessions, Inc., a Texas corporation

Southport Springs Holding, LLC, a Delaware limited liability company

Southport Springs Park, LLC, a Delaware limited liability company

Southwood Village MHP Holding Company #1, LLC, a Michigan limited liability company

Southwood Village Mobile Home Park, LLC, a Michigan limited liability company

SR East LLC, a Delaware limited liability company

SR Hunter’s Crossing LLC, a Michigan limited liability company

SR Silver Springs LLC, a Michigan limited liability company

Sch. 6.13 - 5

SR West II LLC, a Michigan limited liability company

SR West LLC, a Michigan limited liability company

SSI Amalco Inc., an Ontario corporation

SSI Canada Property LP, a Delaware limited partnership

SSI Mezz 1 GP Inc., an Ontario corporation

SSI Mezz 1 LP, a Delaware limited partnership

SSI Mezz 2 GP Inc., an Ontario corporation

SSI Mezz 2 LP, a Delaware limited partnership

SSI Property GP Inc., an Ontario corporation

SSI TRS GP Inc., an Ontario corporation

SSI TRS LP, a Delaware limited partnership

Stonebridge Manager LLC, a Michigan limited liability company

Stonebrook Community, L.L.C., a Delaware limited liability company

SUI TRS, Inc., a Michigan corporation

Summit Ridge Manager LLC, a Michigan limited liability company

Sun 49er Village RV LLC , a Michigan limited liability company

Sun ACQ LLC, a Michigan limited liability company

Sun Adirondack Gateway RV LLC, a Michigan limited liability company

Sun AIOP GP LLC, a Delaware limited liability company

Sun Apple Creek LLC, a Michigan limited liability company

Sun Arbor Terrace LLC, a Michigan limited liability company

Sun Ariana LLC, a Michigan limited liability company

Sun Assignment, LLC, a Michigan limited liability company

Sun Bear Lake RV One, LLC, a Michigan limited liability company

Sun Bear Commercial, LLC, a Michigan limited liability company

Sun Bell Crossing LLC, a Michigan limited liability company

Sun Big Timber RV LLC, a Michigan limited liability company

Sun Blazing Star LLC, a Michigan limited liability company

Sun Blueberry Hill LLC, a Michigan limited liability company

Sun Boulder Ridge LLC, a Michigan limited liability company

Sun Boulder Ridge Vacant LLC, a Michigan limited liability company

Sun Camelot Villa LLC, a Michigan limited liability company

Sun Candlelight Village LLC, a Michigan limited liability company

Sun Carrington Pointe LLC, a Michigan limited liability company

Sun Cave Creek LLC, a Michigan limited liability company

SunChamp Holdings LLC, a Michigan limited liability company

SunChamp LLC, a Michigan limited liability company

Sun Cider Mill Crossings LLC, a Michigan limited liability company

Sun Club Naples LLC, a Michigan limited liability company

Sun Cobus Green LLC, a Michigan limited liability company

Sun Communities Acquisitions, LLC, a Michigan limited liability company

Sun Communities Canada, Inc., an Ontario corporation

Sun Communities Finance, LLC, a Michigan limited liability company

Sun Communities Financial LLC, a Michigan limited liability company

Sun Communities Funding GP L.L.C., a Michigan limited liability company

Sun Communities Funding II LLC, a Michigan limited liability company

Sun Communities Funding Limited Partnership, a Michigan limited partnership

Sun Communities Mezzanine Lender, LLC, a Michigan limited liability company

Sun Communities Springing Corp., a Michigan corporation

Sun Communities Texas Limited Partnership, a Michigan limited partnership

Sun Communities Texas Mezzanine Lender Limited Partnership, a Michigan limited partnership

Sch. 6.13 - 6

Sun Continental North LLC, a Michigan limited liability company

Sun Countryside Atlanta LLC, a Michigan limited liability company

Sun Countryside Lake Lanier LLC, a Michigan limited liability company

Sun Cutler Estates LLC, a Michigan limited liability company

Sun Deerfield Run LLC, a Michigan limited liability company

Sun Driftwood RV LLC, a Michigan limited liability company

Sun Dunedin Motel LLC, a Michigan limited liability company

Sun Financial, LLC, a Michigan limited liability company

Sun Financial Texas Limited Partnership, a Michigan limited partnership

Sun Fisherman’s Cove LLC, a Michigan limited liability company

Sun FM2016 LLC, a Delaware limited liability company

Sun/Forest Holdings LLC, a Michigan limited liability company

Sun/Forest LLC, a Michigan limited liability company

Sun Forest Meadows LLC a Michigan limited liability company

Sun Four Seasons LLC, a Michigan limited liability company

Sun Gold Coaster LLC, a Michigan limited liability company

Sun GP L.L.C., a Michigan limited liability company

Sun Grand Lake Golf, Inc., a Michigan corporation

Sun Grand Lake LLC, a Michigan limited liability company

Sun Groves LLC, a Michigan limited liability company

Sun Gwinnett LLC, a Michigan limited liability company

Sun Gwynn’s Island RV LLC, a Michigan limited liability company

Sun Gypsum Mill Development LLC, a Michigan limited liability company

Sun Gypsum Mill East LLC, a Michigan limited liability company

Sun Gypsum Mill West LLC, a Michigan limited liability company

Sun Hamlin LLC, a Michigan limited liability company

Sun Hatch Court LLC, a Michigan limited liability company

Sun Hawaiian Holly LLC, a Michigan limited liability company

Sun HG Limited Partnership, a Michigan limited partnership

Sun High Point QRS, Inc., a Michigan corporation

Sun Holly Forest LLC, a Michigan limited liability company

Sun Home Services Canada, Inc., an Ontario corporation

Sun Home Services, Inc., a Michigan corporation

Sun Hotel LLC, a Michigan limited liability company

Sun Hunters Glen LLC, a Michigan limited liability company

Sun Indian Creek LLC, a Michigan limited liability company

Sun Indian Creek RV LLC, a Michigan limited liability company

Sun Island Lakes LLC, a Michigan limited liability company

Sun Jelly-Birchwood NY RV LLC, a Michigan limited liability company

Sun Jelly-Larkspur CO RV LLC, a Michigan limited liability company

Sun Jelly-WNY RV LLC, a Michigan limited liability company

Sun Kimberly Estates LLC, a Michigan limited liability company

Sun King’s Court II LLC, a Michigan limited liability company

Sun Kings Lake LLC, a Michigan limited liability company

Sun Knollwood LLC, a Michigan limited liability company

Sun Lafayette Place LLC, a Michigan limited liability company

Sun La Hacienda RV LLC, a Michigan limited liability company

Sunlake Estates Utilities, L.L.C., a Delaware limited liability company

Sun Lake Josephine RV LLC, a Michigan limited liability company

Sun Lake Juliana LLC, a Michigan limited liability company

Sun Lake Laurie RV LLC, a Michigan limited liability company

Sch. 6.13 - 7

Sun Lake San Marino LLC, a Michigan limited liability company

Sun Lakeside Crossing LLC, a Michigan limited liability company

Sun Lakeview LLC, a Michigan limited liability company

Sun Lender RV LLC, a Michigan limited liability company

Sun Life Associates Limited Partnership, an Arizona limited partnership

Sun Life Trailer Resort Limited Partnership, an Arizona limited partnership

Sun LIW GP LLC, a Michigan limited liability company

Sun MA, LLC, a Michigan limited liability company

Sun Meadowbrook FL LLC, a Michigan limited liability company

Sun Meadowlands Gibralter LLC, a Delaware limited liability company

Sun MHC Development LLC, a Michigan limited liability company

Sun Naples Gardens LLC, a Michigan limited liability company

Sun Newpoint RV LLC, a Michigan limited liability company

Sun North Lake Estates LLC, a Michigan limited liability company

Sun Northville Crossing LLC, a Michigan limited liability company

Sun Oakcrest LLC, a Michigan limited liability company

SUNOA, LLC, a Michigan limited liability company

Sun Orange City LLC, a Michigan limited liability company

Sun Orange Tree LLC, a Michigan limited liability company

Sun Palm Creek SPC, LLC, a Delaware limited liability company

Sun Park Owned Homes LLC, a Michigan limited liability company

Sun Paso Robles RV LLC, a Michigan limited liability company

Sun Pecan Park RV LLC, a Michigan limited liability company

Sun Peters Pond RV LLC, a Michigan limited liability company

Sun Petoskey RV, LLC, a Michigan limited liability company

Sun Pheasant Ridge Limited Partnership, a Michigan limited partnership

Sun Pine Hills LLC, a Michigan limited liability company

Sun Pine Ridge LLC, a Michigan limited liability company

Sun Pine Trace Limited Partnership, a Michigan limited partnership

Sun Pool 1 LLC, a Michigan limited liability company

Sun Pool 3 LLC, a Michigan limited liability company

Sun Pool 8 LLC, a Michigan limited liability company

Sun QRS Gwinnett, Inc., a Michigan corporation

Sun QRS, Inc., a Michigan corporation

Sun QRS Knollwood, Inc., a Michigan corporation

Sun QRS Pool 1, Inc., a Michigan corporation

Sun QRS Pool 2, Inc., a Michigan corporation

Sun QRS Pool 4, Inc., a Michigan corporation

Sun QRS Pool 8, Inc., a Michigan corporation

Sun QRS Pool 9, Inc., a Michigan corporation

Sun QRS Pool 13, Inc., a Michigan corporation

Sun QRS Pool A, Inc., a Michigan corporation

Sun QRS Pool B, Inc., a Michigan corporation

Sun QRS Ridge, Inc., a Michigan corporation

Sun QRS River Ridge, Inc., a Michigan corporation

Sun QRS Sheffield, Inc., a Michigan corporation

Sun Rainbow RV LLC, a Michigan limited liability company

Sun Rancho Alipaz LLC, a Michigan limited liability company

Sun Receivables LLC, a Delaware limited liability company

Sun Resort Amenities LLC, a Michigan limited liability company

Sun Richmond Industrial LLC, a Michigan limited liability company

Sch. 6.13 - 8

Sun Richmond LLC, a Michigan limited liability company

Sun River Ridge II LLC, a Michigan limited liability company

Sun River Ridge Limited Partnership, a Michigan limited partnership

Sun Rock Crusher Canyon RV LLC, a Michigan limited liability company

Sun Rudgate Lender LLC, a Michigan limited liability company

Sun Saco RV LLC, a Michigan limited liability company

Sun Saddle Brook Limited Partnership, a Michigan limited partnership

Sun Saddle Oak LLC, a Michigan limited liability company

Sun Scio Farms LLC, a Michigan limited liability company

Sun Sea Breeze QRS, Inc., a Michigan corporation

Sun Seaport RV LLC, a Michigan limited liability company

Sun Seashore RV, LLC, a Michigan limited liability company

Sun Secured Financing GP, Inc., a Michigan corporation

Sun Secured Financing Houston Limited Partnership, a Michigan limited partnership

Sun Secured Financing LLC, a Michigan limited liability company

Sunset Ridge Manager LLC, a Michigan limited liability company

Sun Siesta Bay LLC, a Michigan limited liability company

Sun Silver Star LLC, a Michigan limited liability company

Sun Southfork LLC, a Michigan limited liability company

Sun Springing LLC, a Michigan limited liability company

Sun Sunset Beach RV LLC, a Michigan limited liability company

Sun Sylvan Lender LLC, a Michigan limited liability company

Sun Tampa East, LLC, a Michigan limited liability company

Sun Texas QRS, Inc., a Michigan corporation

Sun The Colony LLC, a Michigan limited liability company

Sun Three Lakes LLC, a Michigan limited liability company

Sun TRS 49er Village LLC, a Michigan limited liability company

Sun TRS Big Timber LLC, a Michigan limited liability company

Sun TRS Blazing Star LLC, a Michigan limited liability company

Sun TRS Blue Heron Pines LLC, a Michigan limited liability company

Sun TRS Buttonwood Bay LLC, a Michigan limited liability company

Sun TRS Castaways LLC, a Michigan limited liability company

Sun TRS Castaways SPE, Inc., a Michigan corporation

Sun TRS Cypress Greens LLC, a Michigan limited liability company

Sun TRS Driftwood LLC, a Michigan limited liability company

Sun TRS Fort Whaley LLC, a Michigan limited liability company

Sun TRS Frontier LLC, a Michigan limited liability company

Sun TRS Gwynn’s Island LLC, a Michigan limited liability company

Sun TRS Hidden Ridge LLC, a Michigan limited liability company

Sun TRS Hill Country LLC, a Michigan limited liability company

Sun TRS Indian Creek FL LLC, a Michigan limited liability company

Sun TRS Indian Creek LLC, a Michigan limited liability company

Sun TRS Jelly-Birchwood NY LLC, a Michigan limited liability company

Sun TRS Jelly-Larkspur CO LLC, a Michigan limited liability company

Sun TRS Jelly-WNY LLC, a Michigan limited liability company

Sun TRS La Hacienda LLC, a Michigan limited liability company

Sun TRS Lake Laurie LLC, a Michigan limited liability company

Sun TRS Lake Rudolph LLC, a Michigan limited liability company

Sun TRS LIW LLC, a Michigan limited liability company

Sun TRS LL Castaways LLC, a Michigan limited liability company

Sun TRS LL Southport Springs LLC, a Michigan limited liability company

Sch. 6.13 - 9

Sun TRS Newpoint LLC, a Michigan limited liability company

Sun TRS North Lake LLC, a Michigan limited liability company

Sun TRS Palm Creek LLC, a Michigan limited liability company

Sun TRS Peters Pond LLC, a Michigan limited liability company

Sun TRS Riverside LLC, a Michigan limited liability company

Sun TRS Rock Crusher Canyon LLC, a Michigan limited liability company

Sun TRS Saco LLC, a Michigan limited liability company

Sun TRS Seaport LLC, a Michigan limited liability company

Sun TRS Seashore LLC, a Michigan limited liability company

Sun TRS Siesta Bay LLC, a Michigan limited liability company

Sun TRS Southport Springs LLC, a Michigan limited liability company

Sun TRS Sun N Fun RV Resort LLC, a Michigan limited liability company

Sun TRS The Hamptons LLC, a Michigan limited liability company

Sun TRS Vines LLC, a Michigan limited liability company

Sun TRS Wagon Wheel LLC, a Michigan limited liability company

Sun TRS Westward Ho LLC, a Michigan limited liability company

Sun TRS Wild Acres LLC, a Michigan limited liability company

Sun TRS Wine Country LLC, a Michigan limited liability company

Sun Vacation Rentals LLC, a Michigan limited liability company

Sun Valley Arizona, L.L.C., a Delaware limited liability company

Sun Villa MHC LLC, a Michigan limited liability company

Sun Vines RV LLC, a Michigan limited liability company

Sun Vista Del Lago LLC, a Delaware limited liability company

Sun Wagon Wheel RV LLC, a Michigan limited liability company

Sun Water Oak Golf, Inc., a Michigan corporation

Sun Westward Ho RV LLC, a Michigan limited liability company

Sun Wild Acres RV LLC, a Michigan limited liability company

Sun Windham Hills LLC, a Michigan limited liability company

Sun Wine Country RV LLC, a Michigan limited liability company

Sun/York L.L.C., a Michigan limited liability company

Sycamore Village MHP Holding Company #1, LLC, a Michigan limited liability company

Sycamore Village Mobile Home Park, LLC, a Michigan limited liability company

Tamarac Village MHP Holding Company #1, LLC, a Michigan limited liability company

Tamarac Village Mobile Home Park, LLC, a Michigan limited liability company

Thunderhill Estates, L.L.C., a Delaware limited liability company

Vizcaya Lakes Communities, LLC, a Delaware limited liability company

Warren Dunes Village MHP Holding Company #1, LLC, a Michigan limited liability company

Warren Dunes Village MHP, LLC, a Delaware limited liability company

Waverly Shores Village II LLC, a Michigan limited liability company

Waverly Shores Village Mobile Home Park, LLC, a Michigan limited liability company

Wildwood GP, LLC, a Delaware limited liability company

Wildwood L.P., an Illinois limited partnership

Wildwood Sales TRS, LLC, a Delaware limited liability company

Wildwood Titleholder, LLC, a Delaware limited liability company

Windmill Village Holding, LLC, a Delaware limited liability company

Windmill Village Park, LLC, a Delaware limited liability company

Windsor Woods Village MHP Holding Company #1, LLC, a Michigan limited liability company

Windsor Woods Village Mobile Home Park, LLC, a Michigan limited liability company

Woodlake Manager LLC, a Michigan limited liability company

Woodlands Church Lake, L.L.C., a Delaware limited liability company

Sch. 6.13 - 10

SCHEDULE 8.01

Existing Liens

1.	As permitted pursuant to Section 8.01 of the Credit Agreement.

Sch. 8.01

SCHEDULE 11.02

Administrative Agent’s Office; Certain Addresses for Notices

BORROWER:

Sun Communities, Inc.

27777 Franklin Road, Suite 200

Southfield, Michigan 48034

Attn: Chief Financial Officer

Phone: 248-208-2560

Facsimile: 248-864-0162

Email: kdearing@suncommunities.com

Web Address: http://www.suncommunities.com

with copies to:

Jaffe Raitt Heuer & Weiss, P.C.

27777 Franklin Road – Suite 2500

Southfield, MI 48034

Attn: Arthur A. Weiss

P: 248.351.3000

F: 248.351.3082

Email:aweiss@jaffelaw.com

Jaffe Raitt Heuer & Weiss, P.C.

27777 Franklin Road – Suite 2500

Southfield, MI 48034

Attn: Jeffrey M. Weiss

Ph: 248.727.1465

Fax: 248.351.3082

Email: jweiss@jaffelaw.com

Sch. 11.02 – 1

ADMINISTRATIVE AGENT:

For Payments and Requests for Credit Extensions:

Citibank, N.A.

1615 Brett Road, Ops III

New Castle, Delaware 19720

Attention: Malia Gibson

Phone: (302) 894-6002

Email: malia.genise.gibson@citi.com

Ref: Sun Communities

Other Notices as Administrative Agent:

Citibank, N.A.

1615 Brett Road, Ops III

New Castle, Delaware 19720

Attention: Malia Gibson

Phone: (302) 894-6002

Email: malia.genise.gibson@citi.com

Ref: Sun Communities

L/C ISSUER:

Citi Institutional Client Group | Real Estate Risk

283 King George Road – E3-C-116A

Warren, New Jersey 07059

Phone: (212) 816-7312

Attention: Miguel A. Saez

Email: Miguel.A.Saez@Citi.com

Ref: Sun Communities

SWING LINE LENDER:

Citibank, N.A.

1615 Brett Road, Ops III

New Castle, Delaware 19720

Attention: Malia Gibson

Phone: (302) 894-6002

Email: malia.genise.gibson@citi.com

Ref: Sun Communities

Sch. 11.02 – 2